As filed with the Securities and Exchange Commission on May 14, 1998
                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 --------------

                        UNITED INFORMATION SYSTEMS, INC.
                        --------------------------------
               (Exact name of Company as specified in its charter)

    65-0267989                Delaware                      3571
    ----------                --------                      ----
(I.R.S. Employer    (State or other jurisdiction    (Primary Standard Industrial
Identification No.) of incorporation or organization) Classification Number)

                                10400 NW 33rd St.
                                   Suite 110
                              Miami, Florida 33172
                                 (305) 477-3050

                (Name, address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                      Carlos Maia, Chief Executive Officer
                        United Information Systems, Inc.
                          2201 N.W. 102nd Place, Unit 3
                              Miami, Florida 33172
                                 (305) 477-3050

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Neil S. Baritz, Esq.
                             Dreier and Baritz, LLP.
                              1515 N. Federal Hwy.
                                    Suite 300
                              Boca Raton, FL 33432

       Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
       If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 9
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE


------------------------ ---------------------- ---------------------- ---------------------- ----------------------

    Title of each
      class of                                    Proposed maximum       Proposed maximum
  securities to be           Amount to be          offering price        aggregate offer-           Amount of
     registered               registered          per share (1)(2)        ing price(1)(2)       registration fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

    Common Stock,
   $.001 par value
      per share            4,330,729 Shares             $5.94               $25,724,530             $7,795.31
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

        Total              4,330,729 Shares             $5.94               $25,724,530             $7,795.31
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) The offering price was estimated based on the average of the low and high sales prices for the Common Stock of the Company as reported on the Over-The-Counter Bulletin Board on May 12, 1998 which was $5.94.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                EXPLANATORY NOTE

         This Registration Statement covers the registration of (i) up to 4,330,729 shares of Common Stock, $.001 par value ("Common Stock") of United Information Systems, Inc. (the "Company"), a Delaware corporation, for sale by the holders thereof (the "Selling Security Holders"), subject to the contractual restrictions that certain of the Selling Security Holders may not sell all or a portion of such Selling Security Holders' Stock for a specified period as described in the Prospectus of which this Registration Statement forms a part.


                        UNITED INFORMATION SYSTEMS, INC.

               Cross Reference Sheet for Prospectus Under Form S-1

         Form S-1 Item No. and Caption                      Caption or Location in Prospectus

 1.      Forepart of the Registration                       Cover Page; Cross Reference
         Statement and Outside                              Sheet; Outside Front Cover
         Front Cover of Prospectus                          Page of Prospectus

 2.      Inside Front and Outside Back                      Inside Front and Outside Back
         Cover Pages of Prospectus                          Cover Pages of Prospectus

 3.      Summary Information, Risk                          Prospectus Summary; Risk Factors
         Factors and Ratio of Earnings
         to Fixed Charges

 4.      Use of Proceeds                                    Use of Proceeds

 5.      Determination of Offering                          Cover Page; Risk Factors
         Price

 6.      Dilution                                           Not Applicable

 7.      Selling Security Holders                           Cover Page; Selling Security Holders

 8.      Plan of Distribution                               Outside Front Cover Page of Prospectus;
                                                            Sales by Selling Security Holders

 9.      Description of Securities to                       Description of Securities;
         be Registered                                      Sales by Selling Security
                                                            Holders

10.      Interest of Named Experts                          Legal Matters; Experts
         and Counsel

11.      Information with Respect                           The Company; Selected Financial Information;
         to the Registrant                                  Management's Discussion and Analysis of Financial
                                                            Condition and Results of Operations; Management;
                                                            Executive Compensation;
                                                            Management - Principal Stockholders

12.      Disclosure of Commission                           Management - Indemnification of Officers
         Position on Indemnification                        and Directors
         For Securities Act Liabilities


PROSPECTUS

                    SUBJECT TO COMPLETION, DATED MAY 14, 1998
                                4,330,729 Shares
                        UNITED INFORMATION SYSTEMS, INC.

         This Prospectus (the "Prospectus") relates to the offer and sale of 4,330,729 shares of Common Stock, $.001 par value (the "Common Stock"), of United Information Systems, Inc., a Delaware corporation (the "Company") by certain stockholders of the Company (the "Selling Security Holders"). Of the 4,330,729 shares of Common Stock offered hereby (the "Shares"), an aggregate of 747,314 Shares were issued upon conversion of a series of the Company's 5% Convertible Debentures, in the aggregate principal amount of $330,000 (the "Debentures") held by certain of the Selling Security Holders; 862,000 shares were issued in a private placement transaction undertaken by the Company in November, 1997, and 1,120,266 shares were issued pursuant to the terms of a Reorganization Agreement dated November 17, 1997. The Shares are being registered by the Company pursuant to registration rights granted to the Selling Security Holders.

         The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol UISI. The Shares offered hereby may be sold, from time to time, publicly through broker-dealers acting as agents for Selling Security Holders, or in private sales. See "Selling Security Holders" and "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Security Holders. All costs and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, directly attributable to the sale of the Shares will be borne by the Selling Security Holders.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  The date of this Prospectus is May 14, 1998

         The Company intends simultaneously with the filing hereof to apply for inclusion of the Common Stock on the Nasdaq SmallCap Market, although there can be no assurance that such securities will be accepted for quotation or, if accepted, that an active trading market will develop. Additionally, if the Company's securities are accepted for quotation and active trading develops, the Company is required to maintain certain minimum criteria established by Nasdaq, and there can be no assurance that the Company will be able to continue to fulfill such criteria. See "Risk Factors."

         The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Securities offered hereby from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Securities offered hereby. In connection with such sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933. See "Use of Proceeds" and "Sales by Selling Security Holders."

         All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby will be borne by the Company. Brokerage commissions, if any, directly attributable to the sale of the Shares will be borne by the Selling Security Holders.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                              AVAILABLE INFORMATION

         The Company does not file reports or other information with the Securities and Exchange Commission (the "Commission"). However upon the effectiveness of this Registration Statement, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will be obligated to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New

                                      2
York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Web site is (http://www.sec.gov).

         The Company has, upon request, previously made available its annual audited financial statements and prospectively, intends to furnish its stockholders with annual reports containing audited financial statements and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

         This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Act"), omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Executive Vice President, Corporate Development, United Information Systems, Inc., 104000 NW 33rd St., Suite 110, Miami, Florida 33172. Telephone (305) 477-3050.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Company" refers to United Information Systems, Inc., a Delaware corporation, and its wholly-owned subsidiaries, United Information Systems, Inc., a Florida corporation, and UIS Industrial, Ltda, a Brazil corporation. Unless otherwise indicated, all figures contained herein are stated in U.S. Dollars.

                                   The Company

         United Information Systems, Inc. (the "Company"), was organized under the laws of the State of Delaware on February 10, 1986 under the name The Oceania Group, Inc. Subsequent to incorporation, the Company consummated the purchase and eventual sale of certain business operations. As of June 30, 1997, the Company had sold all of its assets and conducted no business.

         On November 17, 1997, the Company acquired United Information Systems, Inc. ("UIS Miami"), a Florida corporation, and UIS Industrial Ltda ("UIS Brazil"), a corporation organized under the laws of Brazil, (UIS Miami and UIS Brazil collectively referred to as the "UIS Companies") in a stock for stock transaction under the terms of a Reorganization Agreement (the "Reorganization Agreement"). Through the terms of the Reorganization Agreement, the shareholders of the UIS Companies transferred all outstanding stock of the UIS Companies to the Company and in return received approximately 67.50% of the outstanding common stock in the Company. As a result of the transaction, the UIS Companies became wholly owned subsidiaries of the Company. The Company changed its corporate name to United Information Systems, Inc. effective December 3, 1997.

         The Company, through its wholly-owned and 99.5% subsidiaries, UIS Miami and UIS Brazil, respectively, is a U.S.-headquartered manufacturer and distributor of microcomputers and related peripherals within the Federal Republic of Brazil. The Company's products, which include personal computers, multimedia systems, monitors, keyboards and other input/output devices, are marketed under the Company's proprietary "UIS" brand name and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support center dedicated to assisting the Company's customers in maintaining effective networking and system integration solutions.

         The Company is listed on the National Association of Securities Dealers Over the Counter Bulletin Board under the symbol "UISI". The Company's fiscal year end is December 31. The Company's executive offices are located at 10400 NW 33rd St., Suite 110, Miami, Florida 33172, and its telephone number is (305) 477-3050.

                                  The Offering


Common Stock Outstanding
Prior to Offering...........................................      8,405,533 shares

Common Stock Offered By.....................................      4,330,792 shares
Selling Security Holders

                                       4

Risk Factors................................................      Investment in  the shares of Common Stock
                                                                  offered hereby involves a high degree of risk
                                                                  and immediate and substantial  dilution from the
                                                                  price to the  public. See "Risk  Factors," and
                                                                  "Certain Transactions."

Use of Proceeds.............................................      The Company will not receive proceeds from the
                                                                  sale of the Shares offered hereunder by the
                                                                  Selling Security Holders.

Nasdaq OTC Bulletin Board Symbol............................      "UISI"



                             Summary Financial Data

         The following table sets forth certain summary financial information. The summary statement of operations data for the years ended December 31, 1997, 1996 and 1995 are derived from the Consolidated Financial Statements of the Company, which have been audited by Spear Safer & Harmon & Co., independent certified public accountants. The Consolidated Financial Statements for the periods indicated above, and the report thereon, appear elsewhere in this Prospectus. The data in such tables should be read together with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto, appearing elsewhere herein.

Consolidated Statement of Operations Data:

                        United Information Systems, Inc.
                            Summary Finanicial Data
                 For the Three Years Ended December 31st, 1997

                                                  Fiscal Years Ended December 31st, 1998
                                                  --------------------------------------

                                                   1997            1996           1995
                                                   ----            ----           ----
Income Statement Data:
---------------------

          Net Sales......................         105,245,366     91,390,274      72,545,510
          Gross Profit...................          27,373,173     12,876,724      11,492,728
          Operating Income...............          10,059,019      5,450,349       5,431,203
          Income Before Income Taxes ....           5,845,229      3,696,715       2,856,385
          Income Taxes...................                   -              -          12,000
          Net Income.....................           5,845,229      3,696,715       2,844,385


Per Share Data:
--------------

          Net Income per Share (Basic)...                0.86           0.56            0.43
          Net Income per Share (Diluted).                0.85           0.56            0.43
          Weighted Average Shares
          Outstanding...................            6,805,124      6,602,566       6,602,566


Balance Sheet Data:
------------------

          Current Assets.................          20,659,103     35,440,832      28,135,904
          Working Capital................          (7,917,990)     5,948,845       6,661,003
          Average Working Capital........            (984,573)     6,304,924       3,330,502
          Long Term Assets...............          24,180,690      4,445,889         726,901
          Total Assets...................          44,839,793     39,886,721      28,862,805
          Current Liabilities............          28,577,093     29,491,987      21,474,901
          Long Term Liabilities..........              75,428        223,787           8,913
          Total Liabilities..............          28,652,521     29,715,774      21,483,814
          Shareholder's Equity...........          16,187,272     10,170,947       7,378,991
          Total Liabilities and
          Shareholder's Equity...........          44,839,793     39,886,721      28,862,805


Financial Ratio Analysis
------------------------

Liquidity:
          Quick Ratio                                  44.487%        71.258%         90.437%
          Current Ratio                                72.293%       120.171%        131.018%
          Working Capital to Total Assets             -17.658%        14.914%         23.078%

Efficiency:
          Accounts Receivable Turnover                  6.463          4.756           7.847
          Age of Accounts Receivables                  56.477         76.747          46.517
          Inventory Turnover                            7.268          6.996          14.237
          Working Capital Turnover                   -106.894         14.495          21.782

Position and Coverage:
          Debt to Equity:                                 177%           292%            291%
          Debt to Total Assets                             64%            75%             74%

Profitability:
          Return on Sales                               5.554%         4.045%          3.921%
          Return on Total Assets                       24.838%        16.611%         37.100%
          Return on Owner's Equity                     44.352%        42.128%         77.094%

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

Need for Additional Funds.

Continuation as a Going Concern

         The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that the Company has a substantial working capital deficiency of approximately $7,900,000. The explanatory paragraph also states that the deficiency has created a situation whereby the Company is unable to process orders due to the shortage of working capital. The Company's failure to process its orders has affected the Company;s ability to continue as a going concern. See "note 14 to Notes to Financial Statements."

         The Company believes that its current cash should be sufficient to enable the Company to continue funding its operations at currently budgeted spending levels. However, the Company's cash requirements may vary materially from those now planned because of, among other things, changes in the focus and direction of the Company, competitive and technological advances and other factors. The Company intends to address its capital needs on an ongoing basis, and if necessary, will attempt to raise funds through a private placement or public offering of its securities, however no assurance can be given that such capital will be available or if available, on terms acceptable to the Company. See "Liquidity and Capital Resources."

Foreign Exchange Risk

         The relationship of Brazil's currency to the value of the United States dollar, and the relative rate of devaluation of Brazil's currency, may affect the Company's operating results. In particular, the Company's accounts receivable are denominated in the Brazilian local currency, the Real, and initially recorded in Real for purposes of United States audit, reporting and financial statement purposes. Thereafter, the Company's operating results are converted to United States dollars. Accordingly, since the Consolidated Financial Statements of the Company are prepared in United States dollars, the Company can experience fluctuations of both revenues and expenses due to the translation of Real to United States dollars and any significant devaluation of the Real relative to the United States dollar could have a material adverse effect on the Company's operating results. See Conditions in Brazil.

Competition

         The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than the Company, which may give such competitors competitive advantages, including economies of scale and scope. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.

Political and Economic Uncertainty

         Notwithstanding the recent stability of the Brazilian economy and Brazil's unrestricted foreign exchange market, the Brazilian economy has been characterized by frequent and occasionally substantial intervention by the Brazilian Government. The Brazilian Government has, in the past, substantially influenced monetary, credit, tariff, and other policies, including exchange rates, and has utilized price and wage controls, the restriction of bank accounts, capital controls, and restrictions on exports to influence the economy, including to reduce extremely high levels of inflation. In addition, the Brazilian political environment has been characterized by high levels of uncertainty since the country returned to civilian rule in 1985. Furthermore, there have been periodic strikes among workers in Brazil's public sector, and any such incidents in the future could have a material adverse effect on the Company's operations during such periods. Future changes in, or the implementation of, such policies, and increased Brazilian political uncertainty, could also have a material adverse effect on the Company and its financial results. See "Conditions in Brazil."

Consequences of Technological Changes

         The market for the Company's products is characterized by continuous and rapid technological advances and evolving industry standards. Compatibility with industry standards in areas such as operating systems and communications protocols is material to the Company's marketing strategy and product development efforts. In order to remain competitive, the Company must respond effectively to technological changes by continuing to enhance and improve its existing products to incorporate emerging or evolving standards and by successfully developing and introducing new products that meet customer requirements. There can be no assurance that the Company will successfully develop, market, or support such products or that the Company will respond effectively to technological changes or new product announcements or introductions by others. In the event that the Company does not enhance and improve its products, the Company's sales and financial results could be materially adversely affected. In addition, there can be no assurance that, as a result of technological changes, a portion of the inventory of the Company would not be rendered obsolete. See "Business -- Products."

Dependence on Key Personnel; Recruitment of Additional Personnel

         The Company is dependent upon the efforts and abilities of Carlos Maia, its Chairman of the Board and Chief Executive Officer, Saul Maia, its President and Chief Operating Officer and William Cuervo its chief Financial Officer. Carlos Maia and Saul Maia are brothers. Carlos Maia has entered into an employment agreement with the Company which terminates in November, 2000. The Company has obtained key man life insurance in the amount of $2.0 million on the life of Carlos Maia. The policy names the Company as beneficiary. The loss or unavailability of the services of or any of the Company's key personnel for any significant period of time could have a material adverse effect on the Company's business prospects.

         The ability of the Company to attract and retain highly skilled personnel is critical to the operations of the Company. To date, the Company has been able to attract and retain the personnel necessary for its operations. However, there can be no assurance that the Company will be able to do so in the future. If the Company is unable to attract and retain personnel with necessary skills when needed, its business could be materially adversely affected. See "Management."

Assets Outside the U.S.; Enforceability of Civil Liabilities Against Foreign Persons

         While the Company is a United States corporation organized under the laws of the State of Delaware, UIS Brazil, a wholly-owned subsidiary of the Company, is a company organized under the laws of Brazil and is domiciled in Brazil. In connection therewith and as a result, for the foreseeable future, a substantial portion of the Company's assets will be held or used outside the United States (in Brazil). As a result, it may not be possible for investors to enforce against the Company in United

States courts judgments of such courts predicated upon the civil liability provisions of the federal securities laws.

No Dividends

         The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. For the foreseeable future, the Company intends to reinvest earnings of the Company, if any, in the development and expansion of its business. See "Dividend Policy."

Control of the Company by Management

         Immediately prior to this offering, management of the Company owned approximately 63.9 % of the outstanding shares of the Company. Immediately following this offering, management of the Company will own approximately 50.7% of the outstanding shares of Common Stock. Accordingly, the management of the Company will have the ability to elect the Company's entire Board of Directors and control the outcome of all matters submitted to a vote of the shareholders of the Company. See "Principal Shareholders," "Description of Securities."

Government Regulation

         The manufacture of computer equipment and related products is subject to various forms of government regulation in the United States and Brazil. The Company and its operations are affected by technology transfer and licensing regulations, tariff regulations, regulations governing currency conversion and transfers of profits between jurisdictions, and labor regulations, among others. While the Company does not believe that such regulations adversely effect the Company or its business presently, there can be no assurance that such regulations will not materially adversely affect the Company in the future. In addition, the government of Brazil has exercised, and continues to exercise, substantial influence over many aspects of the private sector in Brazil.

Authorization of Preferred Stock; Possible Anti-Takeover Effects

         The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its preferred stock, although there can be no assurance that the Company will not do so in the future. See "Description of Securities -- Preferred Stock."

Outstanding Warrants and Options.

         The Company has outstanding (i) warrants issued to purchase an aggregate of 225,000 shares of Common Stock; and (ii) options granted to consultants to the Company to purchase an aggregate of

600,000 shares of Common Stock. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See Selling Security Holders.

Current Prospectus and State Registration to Exercise Warrants.

         Holders of warrants will only be able to exercise the warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the warrants, there can be no assurance that the Company will be able to do so. The value of the warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. See "Description of Capital Stock--Warrants."

Lack of Liquid Trading Market.

         Sales of Common Stock or other securities, or the possibility of such sales, in the public market may adversely affect the market price of the Common Stock offered hereby. Historically, the Company's securities have been thinly traded. This low trading volume may have had a significant effect on the market price of the Company's securities, which may not be indicative of the market price in a more liquid market.

Possible Applicability of Rules Relating to Low-Priced Stocks; Possible Failure to Qualify for Nasdaq SmallCap Market Listing.

         The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less that $5.00 per share, subject to certain exceptions. Upon completion of this Offering, the shares of Common Stock offered hereby may be deemed to be "penny stocks" and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on Nasdaq. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the securities and may affect the ability of purchasers in this Offering to sell the securities in a secondary market. See "Underwriting."

         Effective February 23, 1998, The Nasdaq Stock Market, Inc. adopted certain changes to the entry and maintenance criteria for listing eligibility on the Nasdaq SmallCap Market. In addition to increased listing criteria, new maintenance standards require at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. If the Company is or becomes unable to meet the initial or continuing listing criteria of the Nasdaq SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin

Board. In such an event, the market price of the Common Stock may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

Year 2000 Compliance.

         The Company believes the cost of administering its Year 2000 readiness program, exclusive of any customer claims, will not have a material adverse impact on future earnings. Since there is no uniform definition of Year 2000 "compliance" and since all customer situations cannot be anticipated, particularly those involving third-party products, the Company may see an increase in warranty and other claims as a result of the Year 2000 transition. Such claims, if successful, could have a material adverse impact on results.

         The Company's efforts to address its internal hardware, operating and information systems are currently under way in the United States and have already been completed in Brazil. The Company is in the process of replacing some of its older systems with new systems that are able to handle the Year 2000 transition and management will continue to review the Company's internal systems and intends to address any issues as they arise. Although the completion of the Company's efforts are still in process, the Company believes that the impact of the Year 2000 transition will not have a material adverse impact on future results. In addition to its internal review procedures, the Company is also coordinating Year 2000 compliance issues with its suppliers. Since the compliance of suppliers depends on their cooperation, no assurances can be given as to the impact of their non-compliance on future operating results.



                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sales of Securities by the Selling Security Holders. In the event the outstanding warrants and options are exercised, the Company will receive gross proceeds of approximately $3,622,500, in the aggregate. See "Selling Security Holders" for a list of those persons and entities receiving the proceeds from the sales of the Securities offered hereby.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "UISI." The Company's Common Stock commenced trading on the Over-the-Counter Bulletin Board on March 22, 1992, under the symbol "CVTI". On May 2, 1996, the Company's name changed to Seaton Group, Inc. and began trading under the symbol "SEGI", and on December 3, 1997, as a result of the transaction described herein, the Company's name changed to United Information Systems, Inc. and began trading under the symbol "UISI." On November 18, 1997, the Company completed a 1:18.6 reverse split of its Common Stock and the prices reported below reflect such reverse split. The following table sets forth the high and low bid quotations for the Common Stock for the periods indicated. These quotations reflect prices between dealers, do not include retail mark-ups, mark-downs or commission and may not necessarily represent actual transactions.

                  Quarter
                  Ended                     High ($)                   Low ($)
                  -----                     --------                   -------

                 03/31/95                      19.75                     14.00
                 06/30/95                      16.75                     11.50
                 09/30/95                      17.25                     11.25
                 12/31/95                      14.80                     11.25

                 03/31/96                      16.80                     11.25
                 06/30/96                      17.80                     11.50
                 09/30/96                       0.50                      0.50
                 12/31/96                       1.38                      0.25

                 03/31/97                       0.13                      0.13
                 06/30/97                       0.13                      0.13
                 09/30/97                       0.13                      0.12
                 12/31/97                       8.38                      0.13

                 03/31/98                       8.75                      5.50


         As of March 31, 1998, there were 419 holders of record of the Common Stock of the Company. The closing bid price on the Over-the-Counter Bulletin Board at May 12, 1998 was $5.94 per share.

         The Company currently intends to retain all earnings for working capital to support growth, to reduce outstanding indebtedness and for general corporate purposes. The Company, therefore, does not anticipate paying any dividends in the foreseeable future. The Company did not pay dividends during the three years ended December 31, 1997.


                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company at December 31, 1997 and as adjusted to give effect to the exercise of certain Options.

                                                      Actual       Adjusted(A)
                                                     12/31/97        12/31/97
                                                  ------------------------------

Short-term Debt                                         8,595,281      8,595,281
                                                  ------------------------------

Long-term Debt                                            178,732        178,732
                                                  ------------------------------

Shareholders' Equity
   Common Stock                                             8,212
                                                                           8,712
   Preferred Stock
                                                                -              -
   Additional Paid-in Capital                           3,156,607      4,516,067
   Retained Earnings                                   14,412,612     14,162,612
   Cumulative Translation Adjustments                 (1,390,159)    (1,390,159)
                                                  ------------------------------

          Total Shareholders' Equity                   16,187,272     17,297,232
                                                  ------------------------------

Total Capitalization                                   24,961,285     26,071,285
                                                  ==============================

(A) Adjusted for the issuance of 500,000 shares at $2.22 pursuant to the options issued to 2M Capital and the issuance of 40,000 shares for services rendered pursuant to the agreement with Continental Capital & Equity Corporation.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock for the accounts of the Selling Security Holders.


                                 DIVIDEND POLICY

         The Company has not declared or paid any dividends on its Common Stock since inception and does not intend to pay any dividends to its shareholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company, general economic conditions, and other pertinent factors.

                             SELECTED FINANCIAL DATA

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The financial data included in the following table has been selected by the Company and has been derived from the consolidated financial statements for the periods indicated. The following financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The Company's operations for the period prior to 1995 are not material and are therefore not stated herein

Selected Consolidated Statement of Operations Data:

                                                                    Year Ended December 31,
                                                                    ----------------------
                                                     1997                  1996                   1995
                                                     ----                  ----                   ----

Revenues from Operations                          $  105,245,366          $  91,390,274         $72,545,510


Net Income                                        $    5,845,229          $   3,696,715         $ 2,844,385


Basic Earnings Per Share: Net Income
                                                  $         0.86          $        0.56         $      0.43


Weighted Average Shares Outstanding                    6,805,124              6,602,566           6,602,566


Balance Sheet Data:

                                                                      As of December 31,
                                                                      ------------------
                                                       1997                  1996                   1995
                                                       ----                  ----                   ----

Working Capital                                    $ (7,917,990.00)     $   5,948,845.00       $   6,661,003.00


Total Assets                                       $ 44,839,793.00      $  39,886,721.00       $  28,862,805.00

Long-Term Debt, Less current portion               $     75,428.00      $     223,787.00       $       8,913.00


Shareholders Equity                                $ 16,187,272.00      $  10,170,947.00       $   7,378,991.00





                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.

General

         The Company is a U.S.-headquartered manufacturer of microcomputers and related peripherals within the Federal Republic of Brazil. The Company's products, which include personal computers, multimedia systems, monitors, keyboards and other input/output devices, are marketed under the Company's proprietary "UIS" brand name and other brand names for sale through a variety of channels in the Brazilian marketplace. The Company's fiscal year is December 31.

Overview

         The Company owns industrial equipment designed for the manufacture of electronic circuitry boards as those utilized within the television, electronics, and computer industry. The Company considers the manufacture of the components to be an integral part of its business. The Company's primary revenue generating activity consists of the manufacture of motherboards, video graphics cards, memory modules, and communications cards and other personal computer components, as well as the assembly of personal computers for the Brazilian marketplace under the UIS brand name.

         The Company does not maintain high levels of inventory of items subject to sharp devaluation in value. The Company recognizes that the obsolescence factor of the products it manufactures is high and is subject to wide industry price adjustments. These products include CPUs (Central Processing Units), memory modules, harddrives and D-RAM chips.

         The Company's previous sales strategy was to focus on the distributor channel. During 1997, the Company refocused its sales and marketing strategy in order to position itself in the reseller market. This market was found to yield greater profit margins than the distributor market. As a result the Company's net income increased to $5,845,229 or 58% during 1997 from $3,696,715 in 1996.

         In 1996, the Company was located in a 30,000 square foot facility where it operated one eight hour shift in order to maintain constant supply of 8,000 to 10,000 computers per month for its distributor channel. On as needed basis, the Company elected to run additional shifts in order to satisfy demand. The maximum capacity of the facility in 1996 was 15,000 computers per month.

         On May 4, 1998, the Company relocated its Miami operations to a new location which has approximately 10,650 square feet, including 2,500 square feet of office space and approximately 8,150 of warehouse space. The Company currently operates one eight-hour shift that has the ability to maintain constant supply of 10,000 computers per month to the reseller channel. The Company may elect to run additional shifts in the future in order to satisfy any increased demand. Historically, the Company's backlog has not generally exceeded two weeks manufacturing capacity. The capacity of the current facility is 30,000 computers per month. The facility is located in an industrial area whereby excess property is available for building expansion in order to accommodate future growth. Additional manufacturing equipment may be required to meet demand in excess of 30,000 units per month.

Results of Operations

         The following table sets forth, for fiscal years 1997, 1996, and 1995, certain items from the Consolidated Statement of Income expressed as a percentage of net sales.

                                                Percentage of Net Sales
                                                      Fiscal Years
                                                  Ended December 31,
                                                -----------------------

                                     1997                  1996          1995
                                     ----                  ----          ----


Net Sales                          100.00                100.00        100.00
Cost of Sales                       74.00                 85.91         84.16
                                    -----                 -----         -----

Gross Profit                        26.00                 14.09         15.84
SG&A                                 6.45                  8.13          8.36
                                     ----                  ----          ----

Income From Operations               9.55                  5.96          7.48
Other Income (Expenses)            (4.00)                (1.92)        (3.55)
                                   ------                ------        ------

Income Before Income Taxes           5.55                  4.04          3.93
Income Taxes                         0.00                  0.00          0.00
                                     ----                  ----          ----

Net Income                           5.55                  4.04          3.93
                                 =============================================

Fiscal Years Ended December 31, 1997 and 1996

         Net sales increased to $105,245,366 or 15.16%, from $91,390,274. These sales were mostly composed of UIS branded computer systems such as the UIS Magic, UIS Efficient and UIS Netsys. The increase in sales in 1997 from 1996 is primarily attributed to the Company's increased marketing expenditures and its development of the UIS brand name within the Brazilian market. The increase in net sales was primarily attributed to an increase in volume of such sales.

         Cost of sales decreased to $77,872,193, or 0.82% from $78,513,550 in 1996. As a percentage of sales, cost of sales decreased to 74.00% from 85.91% in 1996. The general decrease in cost of goods sold was primarily due to a decrease in raw material costs through higher purchasing power over and above an increase in direct labor costs for the same period. In August of 1997, the Company moved into a bigger facility within the Industrial District of Manaus, Brazil in order to consolidate its manufacturing operations.

         Gross profit increased to $27,373,173 or 26.00% from $12,876,724 or 14.09% in 1996. This significant increase is attributable to the Company's refocusing of its sales strategy towards the more profitable reseller market. The Company's previous sales philosophy focused on marketing its products through 17 distributors. In 1997 the Company had 17% of its sales to one major customer down from 28% for the same period ended December 31, 1996.

         Selling, general, and administrative expenses increased to $17,314,154 or 133.14% from $7,426,375 in 1996. The increase was due to increased marketing expenditures, additional staffing needs, increased selling expenses in refocusing the Company's marketing efforts to the reseller target market. Additionally, there were increased costs of operating and maintaining a larger manufacturing facility.

         Other expenses include interest income, interest expense, and other miscellaneous items. Other expenses increased in 1997 to $4,213,790 or 140.29% from $1,753,634 in 1996 primarily because of the company's need to seek financing within the Federal Republic of Brazil. Interest expense, net of income increased to $4,676,955 or 132.29% from $2,013,447 in 1996 primarily as a result of the high cost of borrowing in the Federal Republic of Brazil. The Company's borrowing rate fluctuates between 36% to 48% annually. The Company is attempting to secure debt and equity financing within the US in order to eliminate the high cost of borrowing in Brazil.

         The Company renegotiated and converted $16,991,831 of short term accounts receivable to long term receivables. The reason for the renegotiations stemmed from the Brazilian Government's tightening of the economy and increases in interest rates in October of 1997. This forced many distributors of UIS brand systems to renegotiate their debt with the Company over a longer repayment period than 1 year. This renegotiation is expected to have an effect on the Company's ability to meet its short-term liabilities. The Company in turn is negotiating with its suppliers in an attempt to match its short-term assets with its short-term liabilities while it seeks additional financing.

Fiscal Years Ended December 31, 1996 and 1995

         Net sales increased to $91,390,274 or 25.98%, from $72,545,510. The increase in sales in 1996 from 1995 is primarily attributable to the Company's partnering with large distributors to market its product and its development of the UIS brand name within the Brazilian market. The increase in net sales was not attributed to any significant price increases.

         Cost of sales increased to $78,513,550, or 28.60% from $61,052,782 in 1995. As a percentage of sales, cost of sales remained relatively constant at an increase of 1.75% to 85.91% from 84.16% in 1996. The Company believes that the increase in cost of goods sold is commensurate with its sales volume.

         Gross profit decreased slightly to 14.09% from 15.84% in 1995. This decrease was not attributable to any significant decrease in the Company's pricing strategy. In 1996 the Company's sales philosophy was to market its product through a handful of select distributors. In 1996 and 1995 the Company sold 28% and 33% of its output to one major distributor, respectively.

         Selling, general, and administrative expenses increased to $7,426,375 or 22.52% from $6,061,525 in 1995. The increase is attributable to the increased volume of business. The increases included additional marketing expenditures, increased costs for additional administrative support, and market wage increases for its administrative personnel.

         Other expenses include interest income, interest expense, and other miscellaneous items. Other expenses net decreased in 1996 to $1,753,634 or 31.90% from $2,574,818 in 1995. This was largely due to the Company's ability to acquire vendor financing at rates significantly lower than the then current borrowing rates within the Federal Republic of Brazil. Interest expense net of income decreased to $2,013,447 or 19.80% from $2,509,661 in 1995. The Company's borrowing rate fluctuated between 36% to 48% annually. The Company was successful in raising approximately $30 million dollars in vendor trade lines of credit.

Liquidity and Capital Resources

         The Company's primary cash requirements are for operating expenses, raw material purchases, and funding of accounts receivable. Since the Company's inception in 1995 the Company has been able to generate cash flow primarily through vendor financing and limited accounts receivable financing with local Brazilian banks. For instance, by acquiring a vendor line of credit with minimum repayment terms of Net 60 days, the Company was able to begin generating a positive cash flow through its operations.

         In 1996 the Company reached an all time high with in vendor trade lines of credit exceeding $35 million with average repayment terms of net 64 days, depending on the product line. For instance monitors, keyboards, and cases were normally purchased at terms ranging between 90 and 120 days for an interest fee between one to two percent monthly. These rates were extremely competitive with the then borrowing rates of Brazil.

         By the beginning of May 1997, the Federal Republic of Brazil eliminated all short term financing in connection with the importation of technology and automotive goods. The reasoning for this was to freeze the widening deficit balance of trade and to ensure the long term growth and stability of the nation. The effect of this legislation significantly reduced the Company's purchasing power by forcing importers of raw materials to pay C.O.D. or finance the imports utilizing bank letters of credit in excess of 365 days.

         In October of 1997 in an effort to thwart an attack on the Brazilian currency, the Real, the Government of Brazil implemented an amnesty package designed to raise interest rates and further restrict the growth and expansion of the economy in an effort to protect the currency. The changes effected by the Brazilian Government in May and October of 1997 forced several of the Company's distributors to seek to reschedule $16,991,831 of short-term debt repayments into long term debt. This action significantly affected the Company's ability to meet its short-term obligations.

         As of December 31, 1997 the Company reflects current assets of $20,659,103 and current liabilities of $28,577,093, thus a negative working capital of $7,917,990. The Company is actively seeking a domestic financing of approximately $15 million through a private placement and a secondary of offering of $30 million in the six to twelve month time frame thereafter. The proceeds of such financing efforts will be utilized to meet the Company's working capital needs.

         The Company invested an excess of $1,000,000 in 1997 for the purchase of state of the art manufacturing equipment. This equipment includes SMD (surface mount design) machines, radial and axial insertion machines, and pick and place machinery for the manufacture of computer components and peripherals.

New Accounting Standards

         Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of
- The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest) expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have an impact on the Company's financial position results of operations.

         Earnings Per Share - In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which simplifies the computation of earnings per share, and requires presentation of basic and diluted earnings per share. Basic earnings per share are based on the weighted average number of shares outstanding for each of the years presented without giving effect to common stock equivalents.

         Recent Pronouncements - The Financial Accounting Standards Board ("FASB") has issued the following statements which are to be applied prospectively, #130 - Reporting Comprehensive Income, #131 - Disclosures About Segments of an Enterprise and Related Information and #132 - Employers' Disclosures About Pensions and Other Post Retirement Benefits. Once effective, none of these pronouncements are expected to have a material impact on the consolidated financial statements of the Company.

                                    BUSINESS

Introduction and Background

         United Information Systems, Inc. (the "Company") was organized under the laws of the State of Delaware on February 10, 1986 under the name The Oceania Group, Inc. and subsequently changed its name to Classic Video Theatre, Inc. ("Classic Video") upon the acquisition of Classic Video on March 22, 1992. Under the name Classic Video, the Company engaged in the business of distributing video cassettes and laser disks and developing interactive media capability. The business of Classic Video ceased in May 1995, for lack of revenues and failure to obtain sufficient funds to continue to operate the business.

         On February 23, 1996, the Company acquired K-Pasa, Inc. ("K-Pasa"), a Florida corporation, for cash and stock whereby K-Pasa became a wholly-owned subsidiary of the Company. On May 2, 1996, the Company changed its name from Classic Video to Seaton Group, Inc ("Seaton"). Subsequent to the acquisition of K-Pasa, the Company organized K-Pasa Trading Inc. ("K-Pasa Trading"), a British Virgin Islands corporation. Through K-Pasa and K-Pasa Trading, the Company conducted freight forwarding and freight consolidation services with K-Pasa Trading transacting business with certain suppliers in the Caribbean. K-Pasa also operated under the "d/b/a" Clarandon Freight Forwarders, as required by the Federal Maritime Commission.

         On June 30, 1997, pursuant to the terms of a Common Stock Purchase Agreement, the Company sold all the outstanding capital stock of K-Pasa and K-Pasa Trading for $345,000 to Selkirk Trading Holdings, a British Virgin Islands corporation. Following the sale of K-Pasa and K-Pasa Trading, the Company discontinued active operations and did not conduct business activities in any capacity until the acquisition of United Information Systems, Inc. ("UIS Miami"), a Florida corporation, and UIS Industrial LTDA ("UIS Brazil"), a corporation organized under the laws of Brazil, in November 1997 (UIS Miami and UIS Brazil collectively referred to as the "UIS Companies").

         On November 17, 1997, the Company acquired the UIS Companies in a stock-for-stock transaction under the terms of a Reorganization Agreement (the "Reorganization Agreement").

Through the terms of the Reorganization Agreement, the shareholders of the UIS Companies transferred all outstanding stock of the UIS Companies to the Company and in return received approximately 67.50% of the outstanding common stock in the Company. As a result of the transaction, the UIS Companies became wholly-owned subsidiaries of the Company. The Company changed its corporate name from Seaton Group, Inc. to United Information Systems, Inc. effective December 3, 1997.

         The Company, through its wholly-owned and 99.5 % subsidiaries, UIS Miami and UIS Brazil, respectively, is a United States-headquartered manufacturer and distributor of microcomputers and related peripherals within the Federal Republic of Brazil. The Company's products, which include personal computers, multimedia systems, monitors, keyboards and other input/output devices, are marketed under the Company's proprietary "UIS" brand name and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support center dedicated to assisting the Company's customers in maintaining effective networking and system integration solutions.

         The Company has experienced substantial growth since its inception in 1995, with consolidated revenues and net income increasing from $72,545,510 and $2,844,385, respectively, for the year ended December 31, 1995, $91,390,274 and $3,696,715, respectively, for the year ended December 31, 1996, to $105,245,366 and $5,845,229, respectively, for the year ended December 31, 1997.

         Products. The Company utilizes a highly sophisticated and integrated ISO-9002 Certified manufacturing facility, its extensive experience in the manufacture of computer motherboards, video graphics cards, memory modules, and monitor print circuitry boards, research and development, and an understanding of manufacturing technology development in order to develop a complete line of multimedia computer systems under the Company's "UIS Magic," "UIS Efficient," and "UIS Netsys" lines of personal computers all with Intel based processors including Intel Pentium (with MMX Technology and Intel Pentium II) systems. The Company has applied for Registration of the "UIS Magic", "UIS Efficient", and "UIS Netsys" brand names and is awaiting certification from the Brazilian Patent and Trademark Office (ASSEMP.)

         The computer products distribution industry is significant and growing in Brazil, reflecting increasing demand throughout the country for computer products and peripherals. The Company believes that the consumers of Brazil are nationalistic in their attitudes and exhibit a strong preference for Brazilian made products. The UIS brand name is known throughout the country as a Brazilian manufacturer of computer products and peripherals, and, the Company believes, has established a national identity and demand for its UIS Magic, UIS Efficient, and UIS Netsys lines of personal computers.

         The Company also develops, manufactures, and markets an array of multimedia computer products. The Company offers sound cards, speakers, multimedia titles, microphones, and multimedia kits complete with user-friendly manuals written in Portuguese. The demand for multimedia personal computers is increasing. The Company believes that there is an evolution of the personal computer as it penetrates the home environment from task-oriented processes such as word processing and spreadsheets to a more user-friendly multipurpose device for diversified applications and high speed Internet access. The Company is actively addressing this evolution through its diversified product line.

         In 1997, during the Fenasoft computer tradeshow in Sao Paulo, Brazil, the Company introduced the first UIS Magic equipped with an Intel Pentium II processor and Digital Video Disc (DVD). The Company believes it was the first manufacturer throughout all of Brazil to introduce DVD technology in a microcomputer.

         Manufacturing. The Company's manufacturing facilities are located in Manaus, Brazil. The Company utilizes the Duty Free Trade Zone of Manaus, Brazil as its strategic location for manufacturing and warehousing. Manaus was designed for the free commerce of imports and exports in 1967 by the Federal Republic of Brazil with the goal of establishing a center for industrialization, commerce, and agriculture. Today, the Free Zone in Manaus acts as a main port of entry for all types of raw materials used in various manufacturing processes. Many well-known multinational corporations have established facilities in Manaus in order to take advantage of incentives provided by the Government of the State of The Amazonas, as well as the Federal Government. The Company benefits from greatly reduced import duties and taxes as well as a 10-year income tax abatement awarded by the Federal Government, of which there are six years remaining.

         Manaus is considered the gateway to the North Region because of its proximity to the United States. From Miami, a non-stop flight will take approximately four and one half hours before arriving at the International Airport in Manaus. Manaus facilitates trading and increased feasibility for travel throughout Brazil as well as South America at large.

         The Company owns a state-of-the-art 140,000 square foot manufacturing facility in Manaus, including five (5) buildings utilized for manufacturing and assembling, warehousing, administration, and the production of packaging materials. The facility is located in the Industrial District of Manaus, adjacent to other multinational corporations.

         The Company also manufactures for other equipment manufacturers (OEM). With its extensive experience in the manufacturing of circuitry boards, the Company also manufactures boards outside the scope of the computer industry in order to utilize reserve manufacturing and purchasing capacity. Circuitry boards for televisions, cellular phones, stereo receivers, calculators, and cable television boxes are but a number of electronic products in which the Company prides itself through contract manufacturing in Manaus, Brazil. For the years ended December 31, 1997, 1996 and 1995, such reserve capacity accounted for approximately 13.9%, 15.5% and 19% of the Company's operating revenues.

         Operations. The Miami facility acts as an intermediary hub for product purchased within the United States. The Miami facility receives components for memory modules, video graphics cards, motherboards, CR-ROMs, floppy and disk drives, and CPUs. Once merchandise is received, it undergoes exhaustive testing procedures prior to shipment to Brazil. Subsequent to the product being tested, it is repackaged and shipped via airplane or steamship line, depending on the size and weight of the cargo. The Company believes that the operations conducted at the Miami facility are crucial in preventing defective product from being shipped overseas.

         The Company also arranges for drop shipments directly to the manufacturing facility from the Far East. The products drop shipped typically are computer cases, monitors, keyboards, and mice. By drop shipping these types of products directly, the Company saves on freight costs and delivery times.

         The Company has historically maintained a one month's supply of its UIS Magic, UIS Efficient, and UIS Netsys computers available for immediate delivery. The Company also maintains adequate raw materials inventory in order to fulfill demand for built to order systems. Inventory on peripherals, such as keyboards, mice, 14" and 15" monitors, and multimedia kits are held for a two months supply.

         The Company possesses extensive knowledge of customary business practices in Brazil. It also has at its disposal an expansive labor source throughout Manaus. Employees for all sectors of the Company are required to undergo a rigorous training program designed by the Company and certified by ISO 9002 prior to commencing any type of services for the Company.

         The Company maintains an engineering support center dedicated to assisting the Company's customers in maintaining effective networking and system integration solutions. In 1997, the Company completed a capital investment of in excess of $600,000 to upgrade its computer, networking, and telecommunications systems. The Company now has over 150 employees connected via internet and intranet. The Company is currently employing approximately 10 staff members to automate the production and the integration of production to a global accounting system.

         The Company is currently ISO 9002 certified and is actively pursuing ISO 9001 certification. ISO 9002 is a system of quality control which has been adopted by the computer industry and monitored and maintained by an independent organization. In order to maintain ISO 9002 certification, the Company must undergo rigorous on-site testing of its operating policies and procedures on a semi-annual basis. ISO 9001 refers to the process by which proprietary products are certified as meeting established quality standards. The Company is seeking to be achieve ISO 14001 certification by the year 2000. ISO 14001 is an international standard encompassing quality control in connection with the Company's treatment of the environment.

                             BUSINESS CONCENTRATION

         Historically, the Company has sold a substantial portion of its products to a limited number of customers. Concentration of sales to the five largest customers is detailed as follows:

         The Company has historically marketed its products primarily through seventeen distributors. The Company has recently refocused its sales strategy toward the reseller market and during the 1997 calendar year, its customer portfolio exceeded 200 customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the reduction in orders by any such customer, including reductions due to market, economic or competitive conditions, is less likely to have a material adverse effect on the Company's business, financial condition and results of operations than in prior years. The Company's ability to increase its sales in the future will depend in part upon its ability to obtain orders from its customers as well as the financial condition and success of its customers and the general economy, of which there can be no assurance.

         Growth Strategy. As a result of the increased stability of the Brazilian economy and a population growth reaching 160 million consumers, the demand for computer equipment and related products in Brazil has increased significantly over the last five years. Based upon news, trade reports, specifically, a study based on 1997 data compiled by the International Data Corporation, a market research firm, and released to the public in April, 1998, and the Company's general experience, the Company believes that the market for computer equipment and related products is expected to grow at the rate of approximately 15% annually over the next three years. The Company believes it is particularly well-positioned to capitalize upon such anticipated growth pursuant to its business strategy to utilize (i) the Company's: highly sophisticated and integrated ISO-9002 Certified manufacturing facility; its extensive experience in the manufacture of computer motherboards, video graphics cards, memory modules, and monitor print circuitry boards; research and development; and its understanding of manufacturing technology development, and ability to manufacture other types of electronic circuitry boards; (ii) the
Company's: strategic location within the Brazilian Duty Free Trade Zone of Manaus, Brazil; proximity to the United States with accommodating access to the rest of South America; state of the art warehousing and sales facilities; knowledge of local business customs and practices; and expansive labor resources, and (iii) the Company's: aggressive marketing program; knowledge of Brazilian macro economic issues; and valued relationships within existing distribution and supplier channels.

         In connection with the Company's operating strategy and business plan, the Company will seek to achieve the following:

         Obtain Preferred Pricing from Suppliers. The Company intends to seek preferred pricing from its suppliers. The Company believes that an increase in working capital will provide leverage for an assertive procurement strategy providing it with additional margins. See "Liquidity and Capital Resources."

         Obtain Vendor Discounts. The Company has historically focused on financing its purchases of raw materials on extended terms and at an additional cost. This has had an impact on the operating results of the Company. The Company believes that vendor discounts ranging between 3% to 4% may be obtained with increased working capital. See "Liquidity and Capital Resources."

         Expand Marketing Activities. The Company has traditionally focused its marketing of "UIS" brand microcomputers towards the distributor market. During the summer of 1997, the Company incurred an expense of in excess of $500,000US to participate in the Comdex and Fenasoft computer market tradeshows in Sao Paulo, Brazil in order to address and access the reseller market. The Company believes achieving direct access to the end user by means of the reseller channel will enable it to expand market share.

         Finance Accessible Growth of the Company. The Company has historically focused exclusively in the Brazilian technology market. With the birth of Mercosur, the Latin America equivalent of NAFTA, the Company will be able to market its "UIS" brand personal computer in distribution markets within Argentina, Paraguay, and Uruguay.

         Marketing and Distribution. Historically, the Company has sold its products to distributors and resellers in Brazil. For the year ended December 31, 1997, 1996 and 1995, approximately $17,891,000, or 17%, $25,589,000, or 28%
and $23,940,000, or 33%, respectively, of such products, were sold to the Flytech group of companies in Brazil, including Flytech Informatica Tenologia Limitada of Bairro Linao, Flytech Sol Informatica Tenologia Limitada of Porto Alegie and Flytech Informatica Tenologia Limitida of Boa Viagem. The balance of sales were made to distributors and resellers throughout Brazil.

         Recently, the Company adopted a new sales and diversification strategy to position itself closer to the reseller market, and thus the end user, providing to the Company higher profit margins on shorter terms of sale of ranging between 28 to 35 days. This was accomplished by investing in excess of $500,000US in market development funds to actively participate as an exhibitor of the two major national computer tradeshows, Fenasoft and Comdex-SP (Sao Paulo).

         At Fenasoft, the Company launched its new multimedia personal computer line, UIS Magic. This line is strategically targeted towards the SOHO (Small Office Home Office) segment of the Brazilian computer market. This segment has experienced significant growth throughout the past two years approaching, by current industry estimates, 30% of the total market. Fenasoft is a well-known computer trade show directed at the end user and reseller market. At the show, consumers have the opportunity to purchase the latest technological advancements at promotional prices. The Company was named the largest seller of personal computers at Fenasost with sales in excess of 2,000 units within six days. Also at Fenasoft, the Company was the pioneer in introducing the sub-$1,000 personal computer to end-users. This market is one that is now being addressed by all the large multinationals currently in the United States.

         Comdex-SP is the national computer tradeshow geared towards the reseller market. At the show, the Company entertained in excess of 440 national resellers interested in partnering with UIS. Out of these prospects, approximately 60% are now engaged as UIS Authorized Resellers. This effort provides for the Company a wider access to and coverage of the Brazilian market.

         The Company invested approximately $700,000US in an aggressive marketing campaign to increase the awareness of the UIS brand name among all consumers. The Company has established a relationship with a professional advertising agency with offices in Sao Paulo to create all advertisements, point of sale promotional materials, and an extensive media campaign in various computer-related and general information magazines, including "Computer Reseller News "Brasil," "PC Magazine Brasil," and "PC World Brasil." As part of these marketing efforts, the Company also initiated a cooperative advertising program in conjunction with its major resellers in the highest circulating Brazilian newspapers, including "Folha de Sao Paulo," "Estado de Sao Paulo," and "Liberal" in Belem.

         The Company has also established a relationship with Merrit Communications, Ltda, a public relations firm in Sao Paolo, Brazil, in order to solidify communications with magazine editors and computer industry analysts and critics. The public relations firm conducts daily searches for articles and editorials in order to monitor the market's perception of the Company and trends within the industry. As a result of, among other things, the foregoing marketing and distribution efforts that the Company's UIS brand has become recognized as one of the largest manufacturer of microcomputers in Brazil.

Sales

         Financial information relating to foreign and domestic operations and export sales (all foreign sales are export sales).

         Foreign sales accounted for approximately 100% of total net sales in 1995, 1996, and 1997. The Company anticipates that foreign sales will increase as a percentage of total sales resulting from the Company's expansion plans in Brazil. As a result, a significant portion of the Company's sales will be subject to certain risks, including unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers, political and economic conditions, difficulties in receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, and potentially adverse tax consequences. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions will be implemented by the United States, Brazil or any other country upon the importation or exportation of the Company's products in the future. There can be no assurance that any of these factors or adoption of restrictive policies will not have a material adverse effect on the Company's business.

Purchasing

         The Company purchases goods from approximately 75 vendors and suppliers. Four vendors, Daewoo International, NECX, Seagate Technology, Inc. and Intel Corporation, accounted for 31% of the Company's total materials purchased during the year ended December 31, 1997. There can be no assurances that these relationships will continue. The loss of the purchasing power the Company has established with such vendors could have a material adverse effect on the Company. The Company purchases computer components and other related products from these vendors and suppliers that could be supplied by other sources. The Company however does not consider itself dependent on any single source for materials to manufacture its products.

Management Information Systems

         The Company has and will continue to invest significant resources to install integrated software systems that provides daily information on sales, gross margins and inventory levels by warehouse and by stockkeeping unit. These systems will allow the Company to compare current performance against historical performance and the current year's budget. The systems have been designed to integrate all major aspects of the Company business, including sales, electronic data interchange, warehousing, manufacturing, distribution, purchasing, inventory control, merchandise planning and replenishment, as well as various financial systems. The Company is working with outside consultants in the design, installation and ongoing refinement of this system. The current systems used by the Company are primarily financial in nature, such as invoicing, accounting, general ledger and shipping. Manufacturing and inventory management systems are not presently integrated. The new system is being installed by module and is expected to be completed by June 30, 1998.

         The Company believes that the systems it has developed and are presently developing, have the ability to continue to improve customer service, operational efficiency, and management's ability to monitor critical performance factors. The systems have been designed to support the growth and expansion of the Company for the foreseeable future and the Company does not anticipate short term obsolescence in connection therewith.

         Competition. The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national, and regional companies. The Company's competitors include internationally recognized companies such as IBM, Acer, and Compaq. According to International Data Corporation, as of year end 1997, the Company was ranked 5th in Brazil behind Compaq (1st), IBM (2nd), Itautec (3rd) and Tropcom (4th).

         Economy. The Company conducts extensive economic market analyses to enable it to properly position itself within the Brazilian economy. Since 1994, the Brazilian economy has experienced one of the most sustained periods of economic growth in the past thirty years. With the inception of the Real Plan, the Brazilian economy has maintained annual inflation below 15% with a minimal devaluation of its currency. The objectives of the Real Plan include reducing inflation, maintaining long-term sustainable growth in output, investment, employment and productivity and resolving social and economic imbalances. As a result of the Real Plan, inflation has been bought under control, prices have stabilized, social development has been fostered and income has been more equitably distributed. Management believes that the continued implementation and development of the Real Plan will foster a stable and growing economy and enhance the Company's business prospects in Brazil.

         Employees. The Company employs approximately 25 and 260 employees, respectively, in its Miami, Florida headquarters facility and its Manaus, Brazil manufacturing facility. All of the Company's entry-level employees, in the United States and Brazil, are compensated at a level in excess of the respective minimum wages. None of the Company's employees are members of a collective bargaining unit. Technical personnel have had training in a technical school or at a university level. These workers are generally recruited either from other companies or technical schools and while they must be taught specific work-related details, they are usually well-trained in advance of the commencement of their employment. Engineers employed at the Manaus, Brazil manufacturing facility are university trained and are paid generally between 8-12 times the Brazilian minimum wage. All employees at the Manaus, Brazil manufacturing facility are provided lunch and dinner depending on their work shift. As required under Brazilian law, all employees at the manufacturing facility are also provided transportation to and from their homes and medical assistance, which includes regular doctor visits, prescription medicine and emergency medical care, but not treatment for catastrophic illnesses.

         Facilities. The Company is headquartered in Miami, Florida with manufacturing facilities in Manaus, Brazil. The Miami facilities currently consist of one (1) condominium unit approximating 6,000 square feet of warehouse and office space, which it owns in the Westwood Business Center Complex, and approximately 10,650 square feet of warehouse and executive office space which it rents nearby. The Miami facilities are strategically located within four (4) miles of the Miami International Airport and within ten (10) miles of the Port of Miami. Besides serving as the Company's headquarters, the Miami facilities houses certain administrative functions, conducts all procurement of raw materials, performs product testing and homologation, consolidates shipment to the Manaus, Brazil facility, and manages vendor and supplier relations. The Company also owns a 140,000 square feet facility in Manaus, Brazil at which it conducts its manufacturing and distribution operations.

Legal Proceedings

         In October 1997, Techmedia Computer Systems Corp. ("Techmedia") filed suit against UIS Miami and Carlos Maia, President of UIS Miami, in the 11th Judicial Circuit Court in and for Dade County Florida, seeking damages of $1,346,680 plus interest alleging that UIS Miami failed to make payment on certain shipments of computer monitors by Techmedia to UIS Miami. The parties have entered into a settlement agreement wherein UIS Miami and Carlos Maia will pay to Techmedia the total sum of $1,346,680 (the "Settlement Amount") with $500,000 of such Settlement Amount having been paid on the date of the settlement agreement. The unpaid portion of the Settlement Amount

($846,680) is to be paid in 33 equal weekly installments of $25,000 (the "Installment Payments"). The Installment Payments are secured by 100,000 of common stock (the "Settlement Shares") in the Company which was personally pledged to Techmedia by Carlos Maia. Techmedia is entitled to registration rights with respect to the Settlement Shares. To date, all Installment Payments have been timely made.


                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:

           Name               Age        Position
           ----               ---        --------

Carlos Maia                   32         Chairman of the Board of Directors
                                         and Chief  Executive Officer

Saul Maia                     28         President, Chief Operating
                                         Officer and Director

William Cuervo                31         Chief Financial Officer, Treasurer,
                                         Secretary and Director
-------------

         Carlos Maia has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since January, 1995. Prior thereto, from June 1994 to December 1994, Mr. Maia was the Chairman and co-founder of Blue-Tech, Inc., a Florida based assembler and exporter of computers and computer related products into Latin America. Blue-Tech, Inc. filed for bankruptcy protection pursuant to Chapter 11 in August, 1994 as a result of an underinsured loss as a result of a fire at an affiliated company. In March, 1995, the creditors committee approved a reorganization plan submitted by Blue-Tech and in July, 1995, the bankruptcy court approved the plan. From January, 1991 to June, 1994, Mr. Maia was the Chairman and co-founder of US Computer of North America, a Florida based distributor or personal computer hardware components and peripherals to the Latin American market.

         Saul Maia has served as President and Director of the Company since July, 1995. Prior thereto, from March, 1995 to June, 1995, Mr. Maia was the President and founder of SOJ, Inc., a distributor of integrated circuitry boards for microcomputers. From July, 1994 to June, 1995, Mr. Maia was a vice president of sales for US Computer Produtos Para Informatica, S.P., a distributor of personal computers to the Brazilian market. From January, 1991 to June, 1994, Mr. Maia was responsible for the overall management of operations for Blue-Tech, Inc. (see discussion of the bankruptcy of Blue-Tech, Inc. under the description of Carlos Maia).

         William Cuervo has served as Chief Financial Officer, Treasurer, and Secretary of the Company since January, 1995. Prior thereto, from February, 1992 to December, 1994, Mr. Cuervo was the controller and accounting department manager of Blue-Tech, Inc. (see discussion of the bankruptcy of

Blue-Tech, Inc. under the description of Carlos Maia).

         Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the By-laws of the Company. The Company intends to add directors who are unaffiliated with the Company in the near future.

Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Employment Agreements

         In November, 1997, the Company entered into an employment agreement (the "Employment Agreement") with Carlos Maia, the Company's Chief Executive Officer ("CEO"), for a term of three (3) years (the "Term") at a salary of $300,000 per year, excluding bonuses and benefits. Upon expiration of the Term, Mr. Maia may renewed the Employment Agreement for an additional three (3) years. Under the terms of the Employment Agreement, Mr. Maia is obligated to be employed solely by the Company and to perform all duties consistent with those of a CEO. The Employment Agreement also contains a Covenant Not to Compete which prohibits Mr. Maia, for a period of 24 months after termination of the Employment Agreement, from (i) engaging in the business activities, as defined by the Employment Agreement, of the Company within certain restricted areas;
(ii) soliciting business relationships with any of the Company's clients or employees; or (iii) interfere with any prospective relationship or contract of the Company. The Employment Agreement also prohibits

Mr. Maia from disclosing certain confidential information of the Company.

Executive Compensation

         Summary Compensation Table

                       United Information Systems , Inc.
                           Summary Compensation Table
                 For The Three Years Ended December 31st, 1997

                                               Annual Compensation
                                           -----------------------------

                                            Salary &      Other Annual
      Name            Title         Year     Bonus        Compensation
      ----            -----         ----   ---------      ------------
  Carlos Maia     Chairman & CEO    1997      194,519       0.00

                                    1996      100,520       0.00

                                    1995      212,794       0.00



   Saul Maia        President       1997      281,123       0.00

                                    1996       96,947       0.00

                                    1995       81,000       0.00



 William Cuervo  Chief Financial    1997      129,383       0.00
                     Officer
                                    1996       87,445       0.00

                                    1995       39,876       0.00



   Jorge Maia    President - UIS    1997      147,770       0.00
                      Brazil
                                    1996      124,495       0.00

                                    1995      107,352       0.00



  Odilon Velho        V/P of        1997      113,316       0.00
                   Purchasing -
                    UIS Brazil      1996       92,727       0.00

                                    1995       40,944       0.00

                                                    Long-Term Compensation
                                           ------------------------------------------

                                                      Awards              Payouts
                                           -----------------------------  -------

                                           Restricted    Securities
                                             Stock       Underlying         LTIP         All Other
      Name            Title         Year   Awards ($)  Options / SARs(#)   Payouts ($)  Compensation ($)
      ----            -----         ----   ----------  -----------------  -----------  ----------------

  Carlos Maia     Chairman & CEO    1997       0              0              0             0
                                    1996       0              0              0             0
                                    1995       0              0              0             0


   Saul Maia        President       1997       0              0              0             0
                                    1996       0              0              0             0
                                    1995       0              0              0             0


 William Cuervo  Chief Financial    1997       0              0              0             0
                     Officer        1996       0              0              0             0
                                    1995       0              0              0             0


   Jorge Maia    President - UIS    1997       0              0              0             0
                      Brazil        1996       0              0              0             0
                                    1995       0              0              0             0


  Odilon Velho        V/P of        1997       0              0              0             0
                   Purchasing -     1996       0              0              0             0
                    UIS Brazil      1995       0              0              0             0


                              CERTAIN TRANSACTIONS

Consulting Agreement with 2M Capital Corp.

         On November 17, 1997, the Company entered into a two year consulting agreement (the "Consulting Agreement") with 2M Capital Corp. ("2M Capital"). Pursuant to the Consulting Agreement, 2M Capital is obligated to assist the Company in (i) implementing and monitoring an investor relations program with investors, investment advisors, market makers and stockbrokers including, but not limited to, meeting with the foregoing and arranging for principal officers of the Company to meet with the foregoing; and (ii) implementing and monitoring a strategic planning process for the Company. As compensation for the performance of 2M Capital obligations under the Consulting Agreement, the Company will pay 2M Capital $20,833 per month for the first four (4) months of the term of the Consulting Agreement and $500 for the remaining twenty (20) months and options to purchase and aggregate of 500,000 shares of the Company's Common Stock at a purchase price of $2.22 per share. The options are transferable and exercisable for a period of two (2) years, provided, however, such options may not be exercised prior to the first day of the month following the effective date of this Registration Statement, nor may options for more than 41,666 shares of Common Stock, in the aggregate, be exercised in any one month. In addition, the holders of the options are entitled to certain registration rights, including piggyback registration rights.

         In addition, the Consulting Agreement provides that the Company may not, for a period of twenty-four (24) months from the date of the Reorganization Agreement, offer, sell, contract to sell, or otherwise dispose of, any securities of the Company without the prior written consent of 2M Capital, except for the issuance of shares of Common Stock to be issued in a public offering, at a price not less than ninety (90%) percent of the average of the closing bid prices of the Common Stock as reported on Nasdaq Bulletin Board for the ten (10) consecutive trading day period immediately preceding the date of sale. In addition to the foregoing, 2M Capital, by and through a committee comprised of Vincent Montelione, Monte Frenkel and Milton Barbarosh ("Oversight Committee"), shall have the right and obligation to consider and authorize, in its discretion, the release of restrictions imposed upon any shares of Common Stock of the Company (as hereinafter described). Mr. Montelione is a six (6%) percent shareholder of the Company and a principal shareholder, officer and director of 2M Capital.

Acquisition of the UIS Companies

         On November 17, 1997, the Company entered into a Reorganization Agreement with the UIS Companies, and the shareholders thereof, whereby the Company acquired 100% of the outstanding stock of UIS and 99.5% of the outstanding stock of UIS Brazil in exchange for the issuance of an aggregate of 5,601,334 shares or 67.50% of the Common Stock of the Company (the "Reorganization Stock") pursuant to the terms of the Reorganization Agreement. In connection with the Reorganization Agreement, the parties thereto agreed that the Company would have at closing approximately $1,900,000 available cash to be used for working capital.

         The Reorganization Agreement restricts the transfer of 5,353,334 shares of the Reorganization Stock without the prior written consent of the Oversight Committee for a period of twenty four (24) months. The remaining portion of the Reorganization Stock, or 248,000 shares, are subject to a nine (9) month restriction on transfer which restriction may not be released without the prior written consent of the Oversight Committee. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." The Reorganization Agreement also provides that the Company will include for registration twenty (20%) percent of the Reorganization Stock, or 1,120,266 shares of Common Stock, in a registration statement filed pursuant to the Securities Act of 1933, as amended. In addition, an additional 178,400 shares of Reorganization Stock received by certain members of management were granted registration rights by the Company. Accordingly, an aggregate amount of 1,298,666 shares of the Reorganization Stock is included in the registration of which this Prospectus forms a part and is being offered for sale hereby.

         In connection with the reorganization, the Company entered into a three-year employment agreement with Carlos Maia. See "Management - Employment Agreements."

Debenture Offering

         During October 1997, the Company completed a private offering in which it issued two (2) 5% Convertible Debentures ("Debentures") for an aggregate of $330,000 to two (2) investors. One of such Debentures, in the amount of $230,000, entitled the holder thereof to convert the Debenture into 423,769 shares of Common Stock of the Company at a conversion price of $.5427 per share. The second Debenture, in the amount of $100,000, entitled the holder thereof to convert the Debenture into 323,545 shares of Common Stock of the Company at a conversion price of $.3090 per share. Both Debentures entitle the holders thereof to registration rights with respect to the Common Stock of the Company issuable upon conversion of the debentures (the "Conversion Shares"). On January 15, 1998, the Debentures were converted into an aggregate of 747,314 shares of Common Stock which are being registered hereunder. See "Selling Security Holders". The Conversion Shares are subject to a restriction on transfer for a period of twenty four (24) months imposed by the Company unless released earlier at the sole discretion of the Oversight Committee. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." The Conversion Shares are also subject to any restriction on transfer which may be imposed by an underwriter, the National Association of Securities Dealers or any National Securities Exchange. The proceeds from the sale of the Debentures were used in part to finance the transaction set forth in the Reorganization Agreement.

Private Placement

         In November 1997, the Company completed a private offering of 862,000 shares (the "Private Offering Shares") of its Common Stock at $2.22 per share (the "Private Offering") for an aggregate amount of $1,913,640 in gross proceeds to the Company. The 862,000 shares are subject to restrictions on transfer wherein neither the subscriber nor the subscriber's representatives, administrators, successors or assigns will offer, sell, transfer, assign, pledge, encumber or otherwise attempt to directly or indirectly dispose of (a) 41% per investor on a pro-rata basis (or an aggregate of 389,500 shares) of the Shares for a period of nine (9) months from the date hereof; and (b) 59% per investor on a pro-rata basis (or an aggregate of 560,500 shares) for a period of twenty-four (24) months from December 17, 1997, unless released earlier at the discretion of the Oversight Committee. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." The Private Offering Shares are also subject to any restriction on transfer which may be imposed by an underwriter, the National Association of Securities Dealers or any National Securities Exchange. Pursuant to the terms of the Private Offering, all of the Private Offering Shares are being registered in the registration statement of which this Prospectus forms a part. The Private Offering Shares also have certain "piggyback" registration rights. The proceeds from the sale of the Private Offering Shares were used in part to finance the transaction set forth in the Reorganization Agreement.

Agreement with Hirel Holdings, Inc. ("HHI") and Hirel Marketing, Inc. ("HMI")

         On November 17, 1997, the Company entered into an agreement with HHI and HMI, a wholly-owned subsidiary of HHI, pursuant to which the Company issued HHI Two Hundred Thousand (200,000) shares of Common Stock in exchange for HMI and HHI releasing the Company and the UIS Companies from and against any and all rights or claims HMI and HHI may have had with respect to the Company's acquisition of the UIS Companies. Prior to November 1997, HHI and HMI engaged in substantial negotiations with the UIS Companies in connection with HMI with the objective of acquiring the UIS Companies. Under the terms of the Agreement with HHI and HMI, the 200,000 shares of common stock received by HHI are being registered in the Registration Statement of which this Prospectus forms a part. Mr. Montelione, a six (6%) percent shareholder of the Company and member of the Oversight Committee, is also a consultant and director of HHI.

Agreement with HHI and Vincent Montelione

         On November 17, 1997, the Company entered into an agreement with HHI and Vincent Montelione for the purpose of inducing HHI to amend its Employment Agreement with Mr. Montelione to enable Mr. Montelione to enter into a Consulting Agreement with the Company. Pursuant to the Agreement, HHI represented that it did not have, and shall not have, any cause or causes of action against the Company by virtue of any covenants against competition that may have previously been executed by Mr. Montelione with HHI in such prior Employment Agreement or pursuant to a current consulting agreement between Mr. Montelione and HHI, and that Mr. Montelione does not possess any "confidential information," as such term is defined under the prior Employment Agreement, that does or could relate to the UIS Companies. In consideration of the foregoing, HHI received Two Hundred Thousand (200,000) shares of the Company's Common Stock, One Hundred Thousand (100,000) of such shares are subject to certain restrictions upon transferability, imposed by the Company, for a twenty-four
(24) month period from November 17, 1997. Under the terms of the Agreement with HHI, the Two Hundred Thousand (200,000) shares received by HHI are being registered in the Registration Statement of which this Prospectus forms a part. Mr. Montelione will remain a Director, and principal shareholder of HHI. Mr. Montelione is also a six (6%) percent shareholder of the Company and a member of the Oversight Committee.

         The Company believes that the transactions referred to above were advantageous to the Company and on terms no less favorable to the Company than terms which could have been obtained from unrelated third parties.

Voting Trust

         Carlos Maia, the Company's Chairman of the Board and Chief Executive Officer, and Jorge Miguel Maia, a 35.4% shareholder of the Company and brother of Carlos Maia, have entered into a voting trust agreement pursuant to which Carlos Maia has the right to vote all of the shares of the Company's Common Stock owned by Jorge Miguel Maia (2,906,334 shares). Jorge Miguel Maia received the 2,906,334 shares pursuant to the Reorganization Agreement.

Other

         To facilitate the acquisition of certain merchandise, in 1997, Carlos Maia, Chief Executive Officer and Chairman of the Board of the Company, guaranteed payment to a vendor on behalf of the Company for merchandise purchased in the sum of $1,343,873. The guarantee was foreclosed during 1997, and Mr. Maia entered into a settlement agreement pursuant to which he is making payments to the vendor on the sum of $1,343,873. Upon the sale of the merchandise, in March 1998, the Company transferred the receivable from the sale of the merchandise to Mr. Maia in satisfaction of his guarantee.

         During the years ended December 31, 1997, 1996 and 1995, the Company made sales of approximately $24,255,000, $25,394,000 and $16,265,000, respectively, to entities whose principals are brothers of Carlos Maia, the Company's Chief Executive Office and Chairman of the Board of Directors. Included in the accounts receivable for the Company at December 31, 1997, 1996 and 1995, are amounts due from these entities amounting to approximately $2,592,000, $2,803,000 and $1,884,000.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the 8,405,533 shares of Common Stock outstanding as May 12, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and officer of the Company, and
(iii) all directors and executive officers of the Company as a group.

         Name and Address                                              Percentage Beneficially
         of Beneficial Owner(1)(3)          Number of Shares           Owned(2)
         ------------------------           ----------------           -----------------------

         Carlos Maia (4)(5)                          4,498,334             53.5%

         Jorge Miguel Maia (5)(6)                    2,906,334             34.6%

         William Cuervo(9)                              59,900              0.7%

         Saul Maia (5)(7)                              817,000              9.7%

         2M Capital Corp.(10)                          500,000              5.9%

         Vincent and Christine                         423,769              5.0%
         Montelione(8)

         All directors and executive
         officers as a group (3 persons)             5,375,234             63.9%

--------------------------

(1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is 10400 NW 33rd Ave., Miami, FL 33172. All shares are beneficially owned, and sole voting and dispositive power is held, by the persons named, except as otherwise noted.

(2) Percentage of ownership is based on 8,405,533 shares of Common Stock outstanding.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants, options or other convertible securities. Each beneficial owner's percentage ownership is determined by assuming that warrants, options or other convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof.

(4) Carlos Maia is Chairman of the Board of Directors and Chief Executive Officer of the Company. Includes 2,906,334 shares beneficially owned by Jorge Miguel Maia which Carlos Maia has the right to vote on all matters brought to the Shareholders of the Company for vote pursuant to a voting trust agreement. Includes 1,530,000 shares subject to a twenty four (24) month restriction on transfer which commenced on November 17, 1997 pursuant to the terms of the Reorganization Agreement unless earlier released by the Oversight Committee. See "Certain Transactions - Acquisition of the UIS Companies." Also includes 62,000 shares, of which 41% of such shares are subject to a nine (9) month restriction on transfer, and 59% of such shares are subject to a twenty-four (24) month restriction on transfer, unless earlier released by the Oversight Committee, pursuant to the terms of the Private Offering and the Subscription Agreement therefor. See "Certain Transactions - Private Placement" and "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(5)    Carlos Maia, Jorge Miguel Maia and Saul Maia are brothers.

(6) Includes 2,906,334 shares subject to the terms of an irrevocable voting trust between Carlos Maia and Jorge Miguel Maia which Carlos Maia has the right to vote on all matters brought to the Shareholders of the Company for vote pursuant to a voting trust agreement. Includes 2,906,334 shares subject to a twenty four (24) month restriction on transfer which commenced on November 17, 1997 pursuant to the terms of the Reorganization Agreement unless earlier released by the Oversight Committee. See "Certain Transactions Acquisition of the UIS Companies" and "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(7) Saul Maia is Director and President of the Company. Includes 817,000 shares subject to a twenty four (24) month restriction on transfer which commenced on November 17, 1997 pursuant to the terms of the Reorganization Agreement unless earlier released by the Oversight Committee. See "Certain Transactions Acquisition of the UIS Companies" and "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(8) Vincent and Christine Montelione's address is 8980 S.W. 8th Street, Plantation, Florida 33324. Includes 423,769 shares subject to a twenty four (24) month restriction on transfer unless earlier released by the Oversight Committee, which commenced on October 31, 1997, pursuant to the terms of the Debenture Offering and the Subscription Agreement therefor. Mr. Montelione is a member of the Oversight Committee. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Does not include; 500,000 shares of Common Stock issuable upon the exercise of 500,000 options held by 2M Capital Corp., a corporation of which Mr. Montelione is an officer, director and principal shareholder or (ii) 400,000 shares of Common Stock held by

       Hirel Holdings, Inc., a corporation of which Mr. Montelione is a director and principal shareholder.

(9) William Cuervo is a Director, Chief Financial Officer and Treasurer of the Company. Includes 55,000 shares subject to a nine (9) month restriction on transfer which commenced on November 17, 1997 unless earlier released by the Oversight Committee pursuant to the terms of the Reorganization Agreement. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Also includes 4,900 Shares, of which 41% of such shares are subject to a nine (9) month restriction on transfer, and 59% of such shares are subject to a twenty-four (24) month restriction on transfer unless earlier released by the Oversight Committee pursuant to the terms of the Private Offering and Subscription Agreement therefor. See "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(10) Includes 500,000 shares of Common Stock issuable upon the exercise of options at $2.22 per share. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Mr. Montelione, a member of the Oversight Committee and a six (6%) percent shareholder of the Company, is a principal shareholder, officer and director of 2M Capital Corp.

                            SELLING SECURITY HOLDERS

       Name of Selling                           Number of                  Shares to          Shares to be
      Security Holders                          Shares Owned                be Offered      Owned After Offering
      ----------------                          ------------                ----------      --------------------
Carlos Maia(1)                                   4,498,334                   368,000             3,549,068
Jorge Miguel Maia(2)                             2,906,334                   581,266             2,325,068
Saul Maia(3)                                       817,000                   163,400               653,600
2M Capital Corp.(4)                                500,000                   500,000                     0
Vincent and Christine Montelione(5)                423,769                   423,769                     0
Hirel Holdings, Inc.(6)                            400,000                   400,000                     0
Monte Frenkel(7)                                   323,545                   323,545                     0
Pro Futura Special Equities Fund, L.P.(8)          300,000                   300,000                     0
Jose Flavio Pereira de Araujo(10)                  190,000                    90,000               100,000
Martin Rothstein(8)                                100,000                   100,000                     0
Milton and Ricki Barbarosh(8)                      100,000                   100,000                     0
Richard Schweitzer(8)                               90,090                    90,090                     0
William Cuervo(9)                                   59,900                    59,900                     0
Odilon Velho(10)                                    55,000                    55,000                     0
Ronnie Antebi(8)                                    50,000                    50,000                     0
Maria Rosilene S. de Oliveira(10)                   38,000                    38,000                     0
Atlas Partners                                      25,000                    25,000                     0
Randi Marcus(8)                                     20,000                    20,000                     0
Katz Investments II(8)                              15,000                    15,000                     0
Shlomo and Lilly Attas(8)                           13,500                    13,500                     0
Alan Klien(8)                                       11,400                    11,400                     0
Harvey Fleischman(8)                                11,261                    11,261                     0
Brian Kettler(8)                                    11,261                    11,261                     0
William Klein(10)                                   10,000                    10,000                     0
Vincent Carbone(8)                                  10,000                    10,000                     0
Andrew Perrota(8)                                   10,000                    10,000                     0
Edward J. Klaeger(8)                                 9,910                     9,910                     0
Miguel and Bridgette Daud(8)                         9,800                     9,800                     0
Sonia Dossier Garcia(8)                              4,900                     4,900                     0
Deborah Maia(8)                                      4,900                     4,900                     0

                                       35

Vincent Fagnani(8)                                   4,900                     4,900                     0
Jose Cancio(8)                                       4,000                     4,000                     0
Michael Duggan(8)                                    3,999                     3,999                     0
Christine Mannino(8)                                 3,964                     3,964                     0
Mel Forman(8)                                        3,964                     3,964                     0
Ruden, McClosky, Smith, Schuster
& Russell, P.A.                                     10,000                    10,000                     0
Continental Capital & Equity Corp. (11)            140,000                   140,000                     0
Preferred Securities Group, Inc. (12)              225,000                   225,000                     0
Capital Communications, Ltd. (13)                  125,000                   125,000                     0
                                                                             -------
TOTAL                                                                      4,330,729

----------------------

(1) Carlos Maia is Chairman of the Board of Directors and Chief Executive Officer of the Company. Includes 2,906,334 shares beneficially owned by Jorge Miguel Maia which Carlos Maia has the right to vote on all matters brought to the Shareholders of the Company for vote pursuant to a voting trust agreement. Includes 1,530,000 shares subject to a twenty four (24) month restriction on transfer which commenced on November 17, 1997 pursuant to the terms of the Reorganization Agreement, unless earlier released by the Oversight Committee. See "Certain Transactions - Acquisition of the UIS Companies." Also includes 62,000 shares, of which 41% of such shares are subject to a nine (9) month restriction on transfer, and 59% of such shares are subject to a twenty-four (24) month restriction on transfer, unless earlier released by the Oversight Committee, pursuant to the terms of the Private Offering and the Subscription Agreement therefor. See "Certain Transactions - Private Placement" and "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(2) Carlos Maia and Jorge Miguel Maia are brothers. Includes 2,906,334 shares subject to the terms of an irrevocable voting trust between Carlos Maia and Jorge Miguel Maia wherein Carlos Maia has the right to vote such shares on all matters brought to the Shareholders of the Company for vote. Includes 2,906,334 shares subject to a twenty four (24) month restriction on transfer ("Restriction") which commenced on November 17, 1997 ("Restricted Period") imposed under the terms of the Reorganization Agreement between the Company and UIS Companies (and the shareholders thereof) and administered on behalf of the Company by the Oversight Committee of 2M Capital Corp which Restriction may, in the sole discretion of the Oversight Committee, be release prior to the expiration of the Restricted Period. Also includes 200,000 shares subject to the terms of an escrow agreement between Jorge Maia and UIS pledged by Mr. Maia to secure the obligations of UIS Miami and UIS Brazil under the terms of the Reorganization Agreement.

(3) Saul Maia is Director and President of the Company and a brother of Carlos Maia and Jorge Maia. Includes 817,000 shares subject to a twenty four (24) month restriction on transfer which commenced on November 17, 1997 pursuant to the terms of the Reorganization Agreement, unless earlier released by the Oversight Committee. See "Certain Transactions - Acquisition of the UIS Companies" and "Certain Transactions Consulting Agreement with 2M Capital Corp."

(4) Includes 500,000 shares of Common Stock issuable upon the exercise of options at $2.22 per share. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." The options are transferable, exercisable for a period of two (2) years, provided, however, such options may not be exercised prior to the first day of the month following the effective date of this Registration Statement, nor may options for more than 41,666 shares of Common Stock, in the aggregate, be exercised in any one month. In addition, the holder of the option is entitled to registration rights, including piggyback registration rights, for the shares of common stock issuable upon exercise of the options (whether or not the options have been exercised at the time the Company files a registration statement), as adjusted, such rights to be available when the Company files a registration statement under the Securities Act of 1933, as amended ("33' Act").

(5) Includes 423,769 shares subject to a twenty-four (24) month restriction on transfer which commenced on October 31, 1997, unless earlier released by the Oversight Committee, of which Mr. Montelione is a member. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Does not include 500,000 shares of Common Stock issuable upon the exercise of options held by 2M Capital Corp., a corporation which Mr. Montelione, a six (6%) percent shareholder of the Company, is an officer, director and principal shareholder.

(6) Includes 300,000 shares subject to a twenty-four (24) month restriction on transfer which commenced on November 17, 1997, unless earlier released by the Oversight Committee, of which Mr. Montelione is a member. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Also includes 100,000 (50,000 shares of which are subject to the twenty-four
       (24) month restriction on transferability) shares held in escrow under the terms of a consulting agreement between Hirel Holdings, Inc. and Mr. Montelione.

(7) Includes 323,545 shares subject to a twenty four (24) month restriction on transfer which commenced on October 15, 1997, unless earlier released by the Oversight Committee, of which Mr. Frenkel is a member. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Does not include 500,000 shares of Common Stock issuable upon the exercise of options held by 2M Capital Corp., a corporation which Mr.
       Frenkel is an officer, director and principal shareholder.

(8) Of all shares owned by the shareholder, 41% are subject to a nine (9) month restriction on transfer, and 59% of such which are subject to a twenty-four (24) month restriction on transfer unless earlier released by the Oversight Committee pursuant to the terms of the Private Offering and the Subscription Agreement therefor. See "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(9) William Cuervo is a Director, Chief Financial Officer and Treasurer of the Company. Includes 55,000 shares subject to a nine (9) month restriction on transfer which commenced on November 17, 1997 unless earlier released by the Oversight Committee pursuant to the terms of the Reorganization Agreement. See "Certain Transactions - Consulting Agreement with 2M Capital Corp." Also includes 4,900 Shares, of which 41% of such shares are subject to a nine

       (9) month restriction on transfer, and 59% of such shares are subject to a twenty-four (24) month restriction on transfer unless earlier released by the Oversight Committee pursuant to the terms of the Private Offering and Subscription Agreement therefor. See "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(10) All shares owned by the shareholder are subject to a nine (9) month restriction on transfer which commenced in November 17, 1997, unless earlier released by the Oversight Committee pursuant to the terms of the Reorganization Agreement. See "Certain Transactions - Consulting Agreement with 2M Capital Corp."

(11) Includes 100,000 shares issuable upon the exercise of options of which 50,000 of such options are exercisable at $9.00 per share and the remaining 50,000 options are exercisable at $12.00 per share. The term of the option commences on the date of the effectiveness of this Registration Statement and for a period of one year thereafter.

(12) On March 12, 1998, the Company granted warrants (the "PSG Warrants") to purchase an aggregate of 225,000 shares of Common Stock of the Company at an exercise price of $6.50 per share to Preferred Securities Group, Inc. ("PSG") pursuant to the terms of a twelve month Consulting Agreement between the Company and PSG. Under the terms of the consulting agreement, PSG will provide certain corporate financing consulting services to the Company. Beginning on June 10, 1998, 22,500 of the PSG Warrants will vest each month for the consecutive ten (10) month period.

(13) On January 5, 1998, the Company issued 125,000 shares of common stock of the Company to Capital Communications, Ltd. ("Capital") in consideration for services to be rendered by Capital to the Company pursuant to the terms of a twelve month consulting agreement. Under the terms of the consulting agreement, Capital will assist and advise the Company in investor communications and financial and investor public relations. The Company granted Capital certain piggy-back registration rights with respect to the common stock; however, Capital has agreed not to sell the shares until March 1, 1999 or the termination of the Consulting Agreement without the prior consent of the Company.

                              PLAN OF DISTRIBUTION

       The Company is registering the Securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Securities will be borne by the Selling Security Holders.

       Sales of Securities may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling Securities directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

       Because the Selling Security Holders may be deemed to be 'underwriters' within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Security Holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.


                            DESCRIPTION OF SECURITIES

General

       The following description of the material terms of the Common Stock is subject to the General Corporation Law of the State of Delaware and to the provisions contained in the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and By-laws, as amended, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

       The Company's authorized capital stock consists of 19,000,000 shares of Common Stock, par value $.001, and 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"). Immediately prior to this offering, there were 8,405,533 shares of Common Stock outstanding and no shares of Preferred Stock.

Common Stock

       The Company is authorized to issue 19,000,000 shares of Common Stock, $.001 par value per share, of which as of the date of this Prospectus, 8,405,533 shares of Common Stock are outstanding. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and non-assessable.

       The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Preferred Stock

       The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are outstanding as of the date hereof. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors--Preferred Stock; Possible Anti-Takeover Effects."

OTC Bulletin Board

       The Common Stock of the Company is listed on the OTC Bulletin Board under the symbol "UISI."

Transfer Agent

       The transfer agent and registrar for the Common Stock is Fidelity Transfer Company, 1860 Southwest Temple, Suite 301, Salt Lake City, UT 84115.

                         SHARES ELIGIBLE FOR FUTURE SALE

       Upon completion of this offering, the Company will have 8,405,533 shares of Common Stock outstanding. Of these shares, 4,330,729 shares of Common Stock offered hereby will be freely tradable without further registration under the Securities Act. All officers and directors of the Company have agreed not to sell or otherwise dispose of 5,392,805 shares for a period of twenty-four (24) months and 27,429 shares for a period of nine (9) months from the November 17, 1997 and December 3, 1997, respectively, unless earlier released by the Oversight Committee.

       As of the date hereof, there are 4,302,667 outstanding shares of Common Stock which are "restricted securities" within the meaning of Rule 144 of the Securities Act and, if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least three years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

       Prior to this offering, there has only been a limited public market for the Company's securities on the Over-the-Counter Bulletin Board. Following this offering, the Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current shareholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the options or warrants currently outstanding could materially adversely affect prevailing market prices for the Common Stock. See "Risk Factors -Shares Eligible for Future Sale."


                                  LEGAL MATTERS

       Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Dreier & Baritz, LLP 1515 North Federal Highway, Suite 300, Boca Raton, Florida 33432.

                                     EXPERTS

       The Consolidated Balance Sheets of the Company at December 31, 1997 and December 31, 1996 and the related statements of income, cash flows and shareholders equity for the three years in the period then ended appearing in this Prospectus and Registration Statement have been audited by Spear, Safer & Harmon & Co., Miami, Florida, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION
         The Company intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.) In addition, following approval of the Common Stock for quotation on the NASDAQ National Market, reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

                UNITED INFORMATION SYSTEMS, INC.

                CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1997 AND 1996

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
United Information Systems, Inc.

We have audited the accompanying consolidated balance sheets of United Information Systems, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholder's equity and cash flows for each year in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the United Information Systems, Inc. as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements, the Company as of December 31, 1997 had a working capital deficiency of approximately $7,900,000. As more fully described in Note 14 to the financial statements, the Company due to its lack of working capital has not been able to process orders and therefore revenues have substantially decreased for the first quarter of 1998. As of the date of this report the Company has not been able to secure additional capital. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Miami, Florida
March 23, 1998
(except for Note 13, as to which the
 date is May 13, 1998)

                        UNITED INFORMATION SYSTEMS, INC.
                           Consolidated Balance Sheets
                           December 31, 1997 and 1996

                                   A S S E T S

                                                                                    1997                    1996
                                                                               -----------------       ---------------
Current Assets:
   Cash and cash equivalents                                                    $    1,347,653          $    3,068,268
   Accounts receivable, net                                                         11,365,336              17,947,109
   Inventory                                                                         7,560,723              13,868,956
   Prepaid expenses and other                                                           97,880                 556,499
   Other receivable                                                                    287,511                      -
                                                                                --------------          --------------

         Total Current Assets                                                       20,659,103              35,440,832

Notes Receivable                                                                    16,991,831                      -

Property and Equipment, net                                                          7,038,859               4,445,889

Other                                                                                  150,000                      -
                                                                                --------------          --------------

                                                                                $   44,839,793          $   39,886,721
                                                                                ==============          ==============


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Lines-of-credit                                                              $    3,395,307          $    1,429,350
   Notes and loans payable                                                           5,199,974               4,546,605
   Due to related parties                                                            1,343,873               2,691,485
   Accounts payable and accrued expenses                                            18,534,635              20,690,309
   Current portion of long-term debt                                                   103,304                 134,238
                                                                                --------------          --------------

         Total Current Liabilities                                                  28,577,093              29,491,987
                                                                                --------------          --------------

Long-Term Debt, less current portion                                                    75,428                 223,787
                                                                                --------------          --------------

Shareholders' Equity:
   Common stock, $.001 par value; 19,000,000 shares authorized; 8,223,033, and 6,602,566 shares issued and outstanding at
    December 31, 1997 and 1996, respectively                                             8,223                   6,603
   Preferred stock, $.001 par value; 1,000,000 shares
    authorized; no shares issued and outstanding                                            -                       -
   Additional paid-in capital                                                        3,156,596                 894,568
   Retained earnings                                                                14,412,612              10,015,419
   Cumulative translation adjustment                                                (1,390,159)               (745,643)
                                                                                --------------          --------------

         Total Shareholders' Equity                                                 16,187,272              10,170,947
                                                                                --------------          --------------

                                                                                $   44,839,793          $   39,886,721
                                                                                ==============          ==============

The accompanying notes are an integral part of these consolidated financial statements.

                        UNITED INFORMATION SYSTEMS, INC.

                      Consolidated Statements of Operations

                  Years Ended December 31, 1997, 1996 and 1995


                                                                      1997                 1996                 1995
                                                                 --------------       --------------       --------------

Revenues from Operations:
   Sales                                                        $   105,245,366       $    91,390,274      $   72,545,510
   Cost of sales                                                     77,872,193            78,513,550          61,052,782
                                                                ---------------       ---------------      --------------

Gross Profit                                                         27,373,173            12,876,724          11,492,728

Selling, General and Administrative Expenses                         17,314,154             7,426,375           6,061,525
                                                                ---------------       ---------------      --------------

                                                                     10,059,019             5,450,349           5,431,203

Other Income (Expenses):
   Interest income                                                    3,717,941             1,530,809           1,557,272
   Miscellaneous                                                        463,165               259,813             (65,157)
   Interest expense                                                  (8,394,896)           (3,544,256)         (4,066,933)
                                                                ---------------       ---------------      --------------

Income Before Income Taxes                                            5,845,229             3,696,715           2,856,385

Provision for Income Taxes                                                   -                     -               12,000
                                                                ---------------       ---------------      --------------


Net Income                                                      $     5,845,229       $     3,696,715      $    2,844,385
                                                                ===============       ===============      ==============


Basic Earnings Per Share:
   Net income                                                   $          0.86       $          0.56      $         0.43
                                                                ===============       ===============      ==============

Weighted Average Shares Outstanding                                   6,805,124             6,602,566           6,602,566
                                                                ===============       ===============      ==============



The accompanying notes are an integral part of these consolidated financial statements.

                        UNITED INFORMATION SYSTEMS, INC.
                 Consolidated Statements of Shareholders' Equity
                     Years Ended December 31, 1997 and 1996

                                                        Common Stock
                                               ----------------------------
                                                                             Additional                    Cumulative    Total
                                                Shares                        Paid-In        Retained      Translation Shareholders'
                                                Issues         Amount         Capital        Earnings      Adjustment     Equity
                                               -----------    ---------     -----------     ----------     ----------- ------------

Balance at December 31, 1995                     6,602,566  $      6,603  $     783,939  $   6,967,044  $  (378,595)   $  7,378,991

Additional capital contributed                          -             -         110,629             -            -          110,629

Net income                                              -             -              -       3,696,715           -        3,696,715

Distributions to shareholders                           -             -              -        (648,340)          -         (648,340)

Translation adjustment                                  -             -              -              -      (367,048)       (367,048)
                                               -----------  ------------  -------------  ------------- ------------    ------------

Balance at December 31, 1996                     6,602,566         6,603        894,568     10,015,419     (745,643)     10,170,947
                                               -----------  ------------  -------------  ------------- ------------    ------------

Issuance of shares for convertible debentures      747,314           747        329,253             -            -          330,000

Issuance of shares through private placement       862,000           862      1,869,485             -            -        1,870,347

Shares issued in lieu of bond                       11,153            11            (11)            -            -               -

Additional capital contributed                          -             -          63,301             -            -           63,301

Net income                                              -             -              -       5,845,229           -        5,845,229

Distributions to shareholders                           -             -              -      (1,448,036)          -       (1,448,036)

Translation adjustment                                  -             -              -              -      (644,516)       (644,516)
                                               ----------- -------------  -------------  ------------- ------------   -------------

Balance at December 31, 1997                     8,223,033 $       8,223  $   3,156,596  $  14,412,612  $(1,390,159)  $  16,187,272
                                               =========== =============  =============  ============= ============   =============

The accompanying notes are an integral part of these consolidated financial statements.
                                      F-4

                       UNITED INFORMATION SYSTEMS, INC.

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1997, 1996 and 1995

                                                                       1997                  1996                    1995
                                                                  --------------        --------------         --------------
Cash Flows from Operating Activities:
   Net income                                                     $    5,845,229       $      3,696,715       $      2,844,385
   Adjustments to reconcile net income to cash
    provided by operating activities:
     Depreciation and amortization                                       355,685                152,199                 42,436
     (Gain) loss on sale of property and equipment                      (105,788)                20,089                  2,425
     Translation adjustment                                             (644,516)              (367,048)              (294,367)
     Changes in assets and liabilities:
       Decrease (increase) in:
         Accounts receivable, net                                    (10,410,058)            (1,305,166)            (9,391,065)
         Inventory                                                     6,308,233             (5,292,551)            (2,487,468)
         Prepaid expenses and other                                      458,619               (418,332)               (85,481)
       Increase (decrease) in:
         Accounts payable and accrued expenses                        (2,155,674)             3,821,193             10,935,462
                                                                  --------------       ----------------       ----------------

Net Cash Provided by (Used in) Operating Activities                     (348,270)               307,099              1,566,327
                                                                  --------------       ----------------       ----------------

Cash Flows from Investing Activities:
   Acquisition of property and equipment                              (3,157,332)            (3,895,838)              (584,017)
   Proceeds from sale of equipment                                        26,954                  4,562                    500
                                                                  --------------       ----------------       ----------------

Net Cash Used in Investing Activities                                 (3,130,378)            (3,891,276)              (583,517)
                                                                  --------------       ----------------       ----------------

The accompanying notes are an integral part of these consolidated financial statements.

                        UNITED INFORMATION SYSTEMS, INC.

                     Years Ended December 31, 1997 and 1996


                                                                      1997                  1996                  1995
                                                                  --------------        --------------        -------------
Cash Flows from Financing Activities:
   Purchase of certificate of deposit                             $     (150,000)       $           -        $           -
   Net proceeds from lines-of-credit                                   1,965,957             1,429,350                   -
   Net proceeds from notes and loans payable                             653,369               436,401              319,105
   Repayments of amounts due to related parties                       (1,347,612)            2,200,654             (541,053)
   Net proceeds from (repayments of) long-term debt                     (179,293)              344,362               12,663
   Proceeds from the issuance of common stock                          2,200,347                    -               426,500
   Capital contribution                                                   63,301               110,629               73,229
   Distributions to shareholders                                      (1,448,036)             (648,340)            (120,000)
                                                                  --------------        --------------       --------------

Net Cash Provided by (Used in) Financing Activities                    1,758,033             3,873,056              170,444
                                                                  --------------        --------------       --------------

Increase (Decrease) in Cash and Cash Equivalents                      (1,720,615)              288,879            1,153,254

Cash and Cash Equivalents - Beginning of Year                          3,068,268             2,779,389            1,626,135
                                                                  --------------        --------------       --------------

Cash and Cash Equivalents - End of Year                           $    1,347,653        $    3,068,268       $    2,779,389
                                                                  ==============        ==============       ==============


Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                     $    8,394,896        $    3,544,256       $    4,066,933
     Income taxes                                                             -                     -                12,000

Supplemental Disclosure of Non-Cash Financing
  Activities:
   Debentures converted to common stock                           $      330,000        $           -        $           -
   Note received from sale of property                                   287,511                    -                    -
   Accounts receivable converted to note receivable                   16,991,831                    -                    -

The accompanying notes are an integral part of these consolidated financial statements.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 1997 and 1996


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         Organization - United Information Systems, Inc., a Florida corporation ("UIS Miami") and UIS Industrial Ltda., a corporation organized under the laws of the Federal Republic of Brazil ("UIS Brazil" and collectively the "UIS Companies"), is a manufacturer and distributor of microcomputers and related peripherals within the Federal Republic of Brazil.

         On November 17, 1997, the UIS Companies completed a planned transaction to merge with and subsequently take control of, a publicly-held corporation, Seaton Group, Inc. ("Seaton"), a Delaware corporation through an exchange of shares. Through a series of amendments and domicile changes, the merged company is now known as United Information Systems, Inc. (the "Company"), a Delaware corporation.

         At the time of the merger, the UIS Companies had 1,885,000 shares of $1.00 par value common stock issued and outstanding. In addition, certain holders of Seaton's 5% convertible debentures had the right to receive a total of 747,314 shares of the Company's common stock. The holders of the debentures exercised their option in December, 1997 and received 747,314 shares of the Company's common stock (the "Conversion Shares"). The Conversion Shares are subject to a restriction on transfer for a period of twenty four months imposed by the Company and administered by an oversight committee.

         In accordance with the terms of the merger, shareholders of the UIS Companies and Seaton received an aggregate of 6,177,566 newly issued shares of the Company's common stock. In addition, the Company issued 400,000 shares of its common stock of which 200,000 shares were issued to release the Company of certain obligations and rights, and 200,000 were issued for the right to execute a consulting agreement.

         Concurrent with the merger, the Company issued to 2M Capital Corp. options to purchase 500,000 shares of its common stock at $2.22 per share (see also Note 12). The options are exercisable for a period of two years from the effective date of the merger. As of the date of this report, no options have been exercised.

         Basis of Presentation - Pursuant to the above, the merger has been treated as an acquisition of Seaton by the Company and a recapitalization of the Company. The historical financial statements prior to the effective date of the merger are those of the Company.

         Principles of Consolidation - The accompanying consolidated financial statements reflect the financial position and results of operations of UIS, UIS Miami and UIS Brazil. All significant inter-company transactions and balances have been eliminated in consolidation.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
              PRINCIPLES  (Continued)

              Foreign Currency Translation - Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements are accumulated and credited or charged directly to a separate component of shareholders' equity.

              Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments which are readily convertible into cash and have maturities of three months or less to be cash equivalents.

              Inventory - Inventory is stated at the lower of cost or market. Cost is determined using the average cost method.

              The Company's inventories consist primarily of high-technology computer equipment, which is subject to rapid technological obsolescence or reduction in value as a result of new products developed by competitors or normal competitive pressures.

              Property and Equipment - Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives ranging from five to 30 years.

              Revenue Recognition - Revenue is recognized from equipment sales when the product is shipped to the customer and commissions are recognized at the time the services are performed.

              Concentration of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash with high credit quality financial institutions and monitors the credit worthiness of its customers.

              The Company sells its product to distributors and resellers in Brazil. For the years ended December 31, 1997, 1996 and 1995 approximately $17,891,000, $25,589,000 and $23,940,000, respectively, were sold to one major distributor. At December 31, 1997 and 1996, accounts receivable included approximately $4,351,000 and $3,186,000, respectively, due from this customer.

              During 1997, the Company had purchases of approximately 31% from four suppliers. At December 31, 1997, these suppliers represented 35% of accounts payable.

              The Company is also dependent on the economic and political stability of Brazil.

              Foreign Operations - Substantially all of the Company's revenues are generated in Brazil and therefore is subject to economic and political changes in the business environment, different than that of the United States. The success of the Company depends on the success of the Brazilian operations and a stable economic and political environment.
                                      F-8

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 1 -      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
              PRINCIPLES  (Continued)

              Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of - The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest) expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have an impact on the Company's financial position or results of operations.

              Earnings Per Share - In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which simplifies the computation of earnings per share and requires presentation of basic and diluted earnings per share. Pursuant to SFAS No. 128, the Company is considered a simple capital structure and, therefore, only basic earnings per share is required to be presented. Basic earnings per share are based on the weighted average number of shares outstanding for each of the years presented without giving effect to common stock equivalents.

              Income Taxes - Income taxes are based on the taxable income for each year as measured by the tax rates in effect for each of these years.

              Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

              Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Recent Pronouncements - The Financial Accounting Standards Board ("FASB") has issued the following statements which are to be applied prospectively, #130 - Reporting Comprehensive Income, #131
              - Disclosures About Segments of an Enterprise and Related Information and #132 - Employers' Disclosures About Pensions and Other Post Retirement Benefits. Once effective, none of these pronouncements are expected to have a material impact on the consolidated financial statements of the Company.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements

NOTE 2  -  NOTES RECEIVABLE

           During 1997, the Company converted several accounts receivable to notes receivable. These notes bear interest at rates ranging from 6.48% to 17.76% per annum and require monthly payments of principal and interest through 2003. Schedule of principle payments from notes receivable are as follows:

                               Year Ended
                              December 31,
                              -----------

                                  1998                      $      2,980,000
                                  1999                             4,490,000
                                  2000                             3,902,000
                                  2001                             2,801,000
                                  2002                             1,381,000
                              Thereafter                           1,437,000
                                                            ----------------
                                                            $     16,991,000
                                                            ================

NOTE 3  -  PROPERTY AND EQUIPMENT

           Property and equipment at December 31, consists of the following:

                                                     1997              1996

                                               ----------------  ---------------
              Building                         $     5,533,702   $    3,499,391
              Building improvements                    272,119          231,913
              Furniture and equipment                1,652,198          647,589
              Vehicles                                 141,729          272,200
                                               ---------------   --------------

                                                     7,599,748        4,651,093

              Less accumulated depreciation            560,889          205,204
                                               ---------------   --------------

                                               $     7,038,859   $    4,445,889
                                               ===============   ==============
                                      F-10

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 4  -  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

           Accounts payable and accrued expenses as of December 31, 1997 and 1996 consist of the following:

                                                  1997                  1996

                                            ---------------       --------------
              Trade payables                $    16,615,770       $   15,441,143
              Sales taxes                         1,012,185            4,650,656
              Payroll and related                   694,848              598,510
              Consulting fees                       175,000                   -
              Other                                  36,832                   -
                                            ---------------       --------------

                                            $    18,534,635       $   20,690,309
                                            ===============       ==============


NOTE 5  -  LINES-OF- CREDIT

           Miami
           -----

           At December 31, 1997, the Company had a $1,000,000 line-of-credit agreement with interest payable monthly at the bank's prime rate of interest plus 1%. The line-of-credit is collateralized by the Company's building located in Miami, Florida and a $150,000 certificate of deposit. Subsequent to December 31, 1997, the line-of-credit agreement was renegotiated and converted to a note under a term loan agreement. The term loan is payable in monthly installments of principal and interest at 9.5% per annum with a balloon payment due in January 2003.

           Brazil
           ------

           During the course of conducting its business, the Company finds situations where it is required to borrow against its receivable. The Company frequently factors such receivables for a period of 90 to 120 days, with local financial institutions at various rates normally higher than the going lending rates. At December 31, 1997 and 1996, the Company owed approximately $2,395,000 and $1,429,000, respectively, to various banks in Brazil. The lines-of-credit require monthly interest payments at an average rate of 6%.


NOTE 6 - NOTES AND LOANS PAYABLE

         Notes and loans payable consist of four separate unsecured short-term loans bearing interest at rates ranging from 7% to 12% per annum and maturing through October 1998.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 7  -  LONG-TERM DEBT

              Long-term debt at December 31, consists of the following:

                                                                                   1997                     1996
                                                                                -----------             ----------
              Note payable - bank; principal and interest at 11% payable in monthly installments of $9,822; matures in August 1999;
               collateralized by building                                     $     178,732          $     271,323

              Note payable - bank; principal and interest at 8% payable in monthly installments of $1,714; matures in May 2000;
               collateralized by a vehicle                                               -                  47,062

              Note payable - bank; principal and interest at 6% payable in monthly installments of $3,492; matures in January 1998;
               collateralized by a vehicle                                    $          -           $      39,640

              Note payable - bank; principal and interest at 9% payable in monthly installments of $482; matures in August 1998; collater-
               alized by transportation                                                  -                      -
                                                                             -------------           ------------

                  Total Long-Term Debt                                             178,732                358,025

              Less Current Installments                                            103,304                134,238
                                                                             -------------          -------------

              Long-Term Debt, excluding
               current maturities                                            $      75,428          $     223,787
                                                                             =============          =============

              Aggregate maturities of long-term debt for the years subsequent to December 31, 1997 are as follows:

                          Year Ending
                          December 31,
                          -----------

                             1998                                 $    103,304
                             1999                                       75,428
                                                                  ------------

                                                                  $    178,732
                                                                  ============

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 8  -  INCOME TAXES

           UIS - Miami elected, with the consent of its shareholder, to be taxed pursuant to S corporation provisions of the Internal Revenue Code, effective September 1, 1995. Pursuant to these provisions, the taxable income of UIS - Miami for the period from September 1, 1995 through December 31, 1995 is reflected by the shareholder on his individual income tax return.

           Effective November 17, 1997, UIS - Miami revoked its S corporation status and, therefore, is subject to income taxes as a regular corporation. However, UIS - Miami had no taxable income for the period from November 17, 1997 through December 31, 1997. In addition, any deferred tax assets or liabilities are deemed immaterial.

           UIS - Brazil is not subject to income taxes due to a 10-year tax abatement which expires in the year 2003 provided by the Federal Republic of Brazil. Therefore, for the year ended December 31, 1997 and 1996, there are no provisions for income taxes.

           The provision for income taxes for the year ended December 31, 1995 consists of the following current amounts related to the period from January 1, 1995 through August 31, 1995 the period prior to the S corporation election by UIS - Miami:


                  Federal                                    $         9,000
                  State                                                3,000
                                                             ---------------

                                                             $        12,000
                                                             ===============

           The Company was not liable for U.S. income taxes for the years ended December 31, 1997 and December 31, 1996, because all earnings were generated by the Brazilian subsidiary and no earnings were repatriated as dividends to the Company for these reporting periods. Therefore, no deferred tax assets or liabilities are attributable to these years other than those reported by the subsidiary in its regional operations.


NOTE 9  -  RELATED PARTY TRANSACTION

           For the years ended December 31, 1997, 1996 and 1995, the Company had sales to related parties of approximately $24,255,000, $25,394,000 and $16,265,000, respectively. Included in accounts receivable at December 31, 1997 and 1996, are amounts due from related parties amounting to approximately $2,592,000 and $2,803,000, respectively.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 10  -  FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amounts of financial instruments such as cash and cash equivalents, accounts receivable, prepaid expenses and other current assets and accounts payable and accrued expenses approximated fair value at December 31, 1997 and 1996, because of the short maturity of these instruments.

            Based on the borrowing rates currently available to the Company for loans with similar terms and maturities, the fair value of borrowings under the line-of-credit and long-term debt approximate their carrying amounts.



NOTE 11 - PRIVATE PLACEMENT

          In November 1997, the Company completed a private offering of 862,000 shares (the "Private Offering Shares") of its Common Stock at $2.22 per share (the "Private Offering"). The 862,000 shares are subject to restrictions on transfer wherein neither the subscriber nor the subscriber's representatives, administrators, successors or assignees will offer, sell, transfer, assign, pledge, encumber or otherwise attempt to directly or indirectly dispose of (a) 41% per investor on a pro-rata basis (or an aggregate of 353,420 shares) of the Shares for a period of nine months from the date hereof; and (b) 59% per investor on a pro-rata basis (or an aggregate of 508,580 shares) for a period of 24 months from the date hereof.

          The Private Offering Shares are also subject to restrictions on transfer whereby neither the holder thereof nor the holders representatives, administrators, successors or assignees will offer, sell, transfer, assign, pledge, encumber or otherwise attempt to directly or indirectly dispose of (a) 41% per investor on a pro-rata basis (or an aggregate of 353,420 shares) of the Private Offering Shares for a period of nine (9) months from the date hereof (the "41% Restriction"); and (b) 59% per investor on a pro-rata basis (or an aggregate of 508,580 shares) for a period of twenty-four (24) months from the date hereof (the 59% Restriction") without the prior written consent of the Oversight Committee of 2M Capital Corp. (the "2M Capital Restriction"), who has been designated by the Company as the administrator of the Company's oversight on transfers of shares of common stock of the Company. Notwithstanding the 41% Restriction or the 59% Restriction described above, in the event a portion of the shares offered herein are released from the 2M Capital Restriction, by request of an investor or otherwise, the amount of shares held by each investor subject to the 2M Capital Restriction will be released from such restriction on a pro rata basis based on the percentage of shares purchased by the investor in this Offering.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 12 - COMMITMENTS AND CONTINGENCIES

          Employee Agreement - In November 1997, the Company entered into an employment agreement (the "Employment Agreement") with the Company's Chairman and chief executive officer ("CEO"), for a term of three years at a salary of $300,000 per year, excluding bonuses and benefits. Upon expiration, the CEO may renew the Employment Agreement for an additional three years. Under the terms of the Employment Agreement, the CEO is obligated to be employed solely by the Company to perform all duties consistent with those of a Chairman and CEO. The Employment Agreement contains a covenant not to compete which prohibits the CEO, for a period of 24 months after termination of the Employment Agreement, from (i) engaging in the business activities, as defined by the Employment Agreement, of the Company within certain restricted areas; (ii) soliciting business relationships with any of the Company's clients or employees; or (iii) interfere with any prospective relationship or contract of the Company.

          Consulting Agreement - In November 1997, the Company entered into a consulting agreement (the "Consulting Agreement") with 2M Capital Corp. ("2M Capital") for an initial term of two years. Pursuant to the Consulting Agreement, 2M Capital is obligated to assist the Company in (i) implementing and monitoring an investor relations program with investors, investment advisors, market makers and brokers including, but not limited to, meeting with the foregoing and arranging for principal officers of the Company to meet with the foregoing; and (ii) implementing and monitoring a strategic planning process for the Company.

          In addition, the Consulting Agreement provides that the Company may not, for a period of 24 months from the date of the agreement, offer, sell, contract to sell, or otherwise dispose of, any of its securities without the prior written consent of 2M Capital, except for the issuance of shares of common stock to be issued in a public offering, at a price not less than 90% of the average of the closing bid prices of the common stock as reported on NASD Bulletin Board for the ten consecutive trading day period immediately preceding the date of sale. In addition to the foregoing, 2M Capital shall have the right and obligation to consider and authorize, in its discretion, the release of restrictions imposed upon any shares of common stock of the Company. As compensation for the performance of 2M Capital obligations under the Consulting Agreement, the Company will pay 2M Capital $20,833 per month for the first four months of the term of the Consulting Agreement and $500 for the remaining twenty months. In addition, 2M Capital received options to purchase 500,000 shares of the Company's common stock at $2.22 per share.

          Agreement with HHI and HMI - On November 17, 1997, the Company entered into an agreement with Hirel Holdings, Inc. ("HHI") and Hirel Marketing, Inc. ("HMI"), which HMI engaged in substantial negotiations with the UIS Companies in connection with HMI acquiring the UIS Companies, pursuant to which the Company issued to HHI 200,000 shares of common stock in exchange for HMI and HHI releasing the Company and the UIS Companies from and against any and all rights or claims HMI and HHI may have had with respect to the Company's acquisition of the UIS Companies.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

          Agreement with HHI - In November 1997, the Company entered into an agreement with HHI and Vincent Montelione ("Montelione") pursuant to which (1) the Company, HHI and Montelione agreed to terminate an employment agreement between, Montelione and HHI, and in lieu thereof, Montelione and HHI will enter into a consulting agreement ("Hirel Consulting Agreement"); and (2) agreed that it did not have, and shall not have, any cause or causes of action against the Company by virtue of any covenants against competition that may have previously been executed by Montelione with HHI or pursuant to the Hirel Consulting Agreement, and that Montelione does not possess any "confidential information", as such term is defined under the employment agreement, that does or could relate to the UIS Companies. In consideration of the foregoing, HHI received 200,000 shares of the Company's common stock, 100,000 of such shares being subject to certain restrictions upon transferability, imposed by the Company and administered by the Oversight Committee, for a twenty-four (24) month period from the day of issuance. Montelione will remain a Director, and principal shareholder of HHI.

          Employee Benefits - UIS Brazil is required, pursuant to the laws of the Federal Republic of Brazil, to provide various employee benefits including but not limited to (i) transportation to and from their homes; (ii) medical assistance and (iii) breakfast, lunch and dinner depending on the employees' work shift.

          Legal Matters - In October 1997, a supplier filed suit against UIS Miami and its CEO, seeking damages of $1,346,680 plus interest alleging that UIS Miami failed to make payment on certain shipments of computer monitors to UIS Miami. The parties have entered into a settlement agreement wherein UIS Miami and its president will pay the supplier the total sum of $1,346,680 (the "Settlement Amount") with $500,000 of such Settlement Amount having been paid on the date of the settlement agreement. The unpaid portion of the Settlement Amount ($846,680) is to be paid in 33 equal weekly installments of $25,000 (the "Installment Payments"). The Installment Payments are secured by 100,000 of common stock (the "Settlement Shares") in the Company which was personally pledged to the supplier by the CEO of UIS Miami. The supplier is entitled to registration rights with respect to the Settlement Shares.

          In addition, the Company and several of its suppliers have entered into settlement agreements where in the Company will pay the suppliers $1,223,558 of which $10,113 was paid at December 31, 1997. The unpaid amounts are to be paid over a period of 28 months and are included in accounts payable and accrued expenses in the accompanying 1997 balance sheet.

          The Company is also involved in various legal proceedings, claims and litigation arising in the ordinary course of business. However, in the opinion of management, these matters will not have a material affect on the Company's consolidated financial position.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

          Year 2000 Compliance - The Company believes the cost of administering its Year 2000 readiness program, exclusive of any customer claims, will not have a material adverse impact on future earnings. Since there is no uniform definition of Year 2000 compliance and since all customer situations cannot be anticipated, particularly those involving third-party products, the Company may see an increase in warranty and other claims as a result of the Year 2000 transition. Such claims, if successful, could have a material adverse impact on results.

          The Company's efforts to address its internal hardware, operating and information systems are currently under way in the United States and have already been completed in Brazil. The Company is in the process of replacing some of its older systems with new systems that are able to handle the Year 2000 transition and management will continue to review the Company's internal systems and intends to address any issues as they arise. Although the completion of the Company's efforts are still in process, the Company believes that the impact of the Year 2000 transition will not have a material adverse impact on future results. In addition to its internal review procedures, the Company is also coordinating Year 2000 compliance issues with its suppliers. Since the compliance of suppliers depends on their cooperation, no assurances can be given as to the impact of their non-compliance on future operating results.


NOTE 13 - SUBSEQUENT EVENTS

          Public Relations Agreement - In February 1998, the Company entered into an agreement with Capital Communications, Ltd. ("Capital") whereby Capital will, among other services, (i) advise and assist the Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and personnel to the financial community, (ii) establish an image for the Company in the financial community, and (iii) create the foundation for subsequent financial public relations efforts. The agreement is for a twelve month period expiring in February 1999.

          Pursuant to this agreement, Capital is entitled to receive a fee of $2,000 per month for the duration of the agreement. In addition, Capital was issued 125,000 shares of the Company's common stock as a commencement bonus. The 125,000 shares are a non-refundable, non-apportionable, non-ratable retainer and are not a prepayment for future services.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 13 - SUBSEQUENT EVENTS  (Continued)

          Investment Banking Agreement - In March 1998, the Company entered into an agreement with JCA Investment Banking ("JCA") whereby JCA will act as the Company's placement agent and investment banker with respect to matters related to the financing of the Company's businesses, recapitalizations, mergers and acquisitions. The Company currently intends to issue a Private Placement Financing Request ("Private Placement") for a minimum of $5,000,000 and up to a maximum of $15,000,000 through JCA. Pursuant to this agreement, the Company will pay JCA an investment banking fee of $5,000 per month for a twelve month period expiring in March 1999. In addition, JCA will be granted 5-year warrants at the market bid price on the closing date of the Private Placement at a price of $0.001 per warrant. These warrants will entitle JCA to receive 5% of the Company's outstanding shares at the closing date of the Private Placement. The agreement also entitles JCA to receive a placement fee equal to 5% of the funds raised in the Private Placement plus 10% of the amount of shares sold in the Private Placement in the form of 5-year warrants at the market closing bid price on the closing date of the Private Placement at $0.001 per warrant. In May 1998, the Company terminated the agreement with JCA. Pursuant to provisions within the contract, the termination of this agreement will become effective June 4, 1998.

          Agreement with PSC - In March 1998, the Company entered into an agreement with Preferred Securities Group, Inc. ("PSC") for twelve month period expiring in March 1999. Pursuant to the agreement, PSC shall, provide such regular and customary consulting services requested by the Company which may include, but will not be limited to, (i) the dissemination of permissible information about the Company to the investment community; (ii) assistance with the preparation of annual and interim reports and press releases;
          (iii) assistance with financial public relations; (iv) assistance in dealing with investment bankers and securities analysts and (v) providing advice and analysis with respect to trading in the Company's securities and other market conditions generally pursuant to this agreement, PSC is entitled to receive a fee of $2,500 per month for the term of the agreement and was granted irrevocable two-year warrants to purchase 225,000 shares of the Company's common stock at $6.50 per share. The warrants are exercisable 10% per month commencing June 15, 1998.

                        UNITED INFORMATION SYSTEMS, INC.

                   Notes to Consolidated Financial Statements


NOTE 13 - SUBSEQUENT EVENTS  (Continued)

          Agreement with CCEC - The Company entered into an agreement with Continental Capital & Equity Corporation ("CCEC") whereby CCEC will provide services which may include, but will not be limited to (i) the dissemination of permissible information about the Company to the investment community; (ii) advise and assist the Company in developing and implementing plans in the achievement of the Company's desired goals; (iii) assistance in dealing with investment bankers and securities analysts; (iv) publicize the Company to brokers, prospective investors and shareholders through CCEC's network and (v) provide consulting services with respect to providing advice and analysis on the trading of the Company's stock and other market conditions. Services to be performed under this agreement shall continue for not less than 12 months. In consideration of the services to be performed the Company paid CCEC $250,000 payable in 40,000 free trading shares of the Company's common stock at the date of execution of the agreement. CCEC also received an option to purchase 100,000 shares of common stock valued as follows: 50,000 shares valued at $9.00 and 50,000 shares valued at $12.00. CCEC may exercise its right to purchase shares of the Company's common stock pursuant to the option agreement in minimum increments of 10,000 shares. CCEC's right to purchase shares of the Company's common stock pursuant to this option will expire one year to the day that the registration statement registering the underlying shares is deemed effective.

           Sale of Warehouse - In May 1998, the Company sold 1 of 3 warehouse units located in Miami, Florida for $475,800. The proceeds from this sale were used to pay a portion of the line-of-credit.


NOTE 14 - GOING CONCERN

          As of December 31, 1997 the Company had a working capital deficiency of approximately $7,900,000. The deficiency in the working capital has created a situation whereby the Company is unable to process orders due to the shortage of working capital. This backlog of orders has also affected the Company's ability to continue as a going concern due to a substantial decrease in revenues for the first quarter of 1998.

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus, under any circumstances, at any time, does not imply that the information contained herein is correct as of any time subsequent to its date.
                     ------------
                   TABLE OF CONTENTS
                                                 Page
                                                 ----
Prospectus Summary..........................
Risk Factors................................
Use of Proceeds.............................
Dividend Policy.............................
Dilution....................................
Capitalization..............................
Selected Financial Data.....................
Management's Discussion and
 Analysis of Financial Condi-
 tion and Results of  Operation.............
Business....................................
Management..................................
Certain Transactions........................
Concurrent Offering.........................
Principal Shareholders......................
Description of Securities...................
Shares Eligible for Future
 Sale.......................................
Underwriting................................
Legal Matters...............................
Experts.....................................
Additional Information......................
Index to Financial Statements...............

Until _________, 1998 (90 days after the commencement of this offering), dealers effecting transactions in registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus.


           UNITED INFORMATION SYSTEMS, INC.


                     Common Stock



                      PROSPECTUS



                     May ___, 1998

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.*

         Registration Fees - Securities and
            Exchange Commission                               $     7,795.31
         Filing Fee - National Association
             Securities Dealers                               $     ________
         Transfer Agent Fees                                  $     1,035.73
         Cost of Printing and Engraving                       $     ________
         Legal Fees and Expenses                              $     ________
         Accounting Fees and Expenses                         $     ________
         Blue Sky Fees and Expenses                           $     ________

         Miscellaneous                                        $     ________

                  Total                                       $     ________

*Estimated

Item 14.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Certificate of Incorporation and By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.


Item 15.  Recent Sales of Unregistered Securities.

         Unless otherwise indicated, all sales of unregistered securities referred to in this section were exempt from registration pursuant to section 4(2) under the Securities Act of 1933, as amended, inasmuch as each investor had access to financial and other information concerning the Company and had the opportunity to ask questions concerning the Company and its operations.

         On February 23, 1996 the Company issued (i) 35,000 shares of Series A Convertible Preferred Stock; (ii) and promissory notes in the aggregate amount of $310,000 in partial consideration for the acquisition of K-Pasa, Inc. Also on February 23, 1996, the Company issued 1,824,921 shares of Common Stock raising $200,000 therefrom and a promissory note in the amount of $50,000 which proceeds were used as additional consideration to consummate the acquisition of K-Pasa, Inc.

         On May 9, 1996, the Company completed a private offering of 14,400 shares of its common stock to Sampas Overseas, Inc. On August 9, 1996, the Company issued 315,000 shares of Convertible Preferred Stock to a shareholder in consideration for the cancellation of a $211,765 note of which the Company was the maker.

         On August 19, 1996, the Company issued 315,000 shares of Series C Convertible Preferred Stock to Milton Barbarosh and the Stenton Leigh Group, Inc. in consideration for the cancellation of a $315,000 note on which the Company was maker.

         On August 20, 1996, the Company issued an aggregate of 100,000 shares of its Common Stock to Irwin Jacobson and Mark Scharman which issuance was required as part of an adjustment to shares previously issued and sold.

         On August 21, 1996, the Company completed a private offering of 2,577,705 shares of its common stock to Angus Hay, Gerard Thompson, Stanley Rumbough, Jr., Pedro Alves and Milton Barbarosh for an aggregate of $200,000.

         On October 2, 1996, the Company issued an aggregate of 362,000 shares of its common stock to I.W. Miller and Company, Inc., Frank Miller, John Masters, Gerard Thompson and Angus Hay in consideration for services rendered to the Company.

         On December 17, 1996, the Company completed a private offering of 2,000 shares of its common stock to Veronica De Los Santos and Kathy Palomo for services rendered.

         On October 15, 1997, the Company completed a private offering of 50,000 of its common stock to Frank Miller in consideration of services rendered to the Company by Mr. Miller.

         On November 17, 1997, the Company granted 2M Capital Corporation ("2M") options to purchase 500,000 shares of common stock in the Company in consideration for services rendered, or to be rendered, under the terms of a consulting agreement between the Company and 2M Capital Corporation. Under the terms of the Consulting Agreement, which has an initial term of two (2) years,

2M is obligated to assist the Company in (i) implementing and monitoring an investor relations program with investors, investment advisors, market makers and stockbrokers including, but not limited to, meeting with the foregoing and arranging for principal officers of the Company to meet with the foregoing; and
(ii) implementing and monitoring a strategic planning process for the Company.

         On September 30, 1997, the Company completed a private offering in which it issued a 5% Convertible Debenture ("Debenture A") for $100,000 to a single investor. Debenture A entitles the holder thereof to convert the Debenture into 323,545 shares of Common Stock of the Company at a conversion price of $.3090 per share.

         On October 15, 1997, the Company completed a private offering in which it issued a 5% Convertible Debenture ("Debenture B") for $230,000 to a single investor. Debenture B entitles the holder thereof to convert the Debenture into 423,769 shares of Common Stock of the Company at a conversion price of $.5427.

         On November 14, 1997, the Company commenced an private offering of 950,000 shares of its Common Stock at $2.22 per share under Rule 506 of Regulation D through which the Company sold 862,000 shares and received net proceeds of $1,774,934.06. The proceeds from the offering were used to consummate the acquisition by the Company of the UIS Companies.

         On November 17, 1997, the Company entered into an agreement with Hirel Holdings, Inc. ("HHI") and Hirel Marketing, Inc. ("HMI"), a wholly-owned subsidiary of HHI, pursuant to which the Company issued HHI Two Hundred Thousand (200,000) shares of Common Stock in exchange for HMI and HHI releasing the Company and the UIS Companies from and against any and all rights or claims HMI and HHI may have had with respect to the Company's acquisition of the UIS Companies. Prior to November 1997, HHI and HMI engaged in substantial negotiations with the UIS Companies in connection with HMI with the objective of acquiring the UIS Companies. Under the terms of the Agreement with HHI and HMI, the 200,000 shares of common stock received by HHI are being registered in the registration statement of which this Prospectus forms a part. Mr. Montelione, a six (6%) percent shareholder of the Company and member of the Oversight Committee, is also a consultant and director of HHI.

         On November 17, 1997, the Company entered into an agreement with HHI and Vincent Montelione for the purpose of inducing HHI to amend its Employment Agreement with Mr. Montelione to enable Mr. Montelione to enter into a Consulting Agreement with the Company. Pursuant to the Agreement, HHI represented that it did not have, and shall not have, any cause or causes of action against the Company by virtue of any covenants against competition that may have previously been executed by Mr. Montelione with HHI in such prior Employment Agreement or pursuant to a current consulting agreement between Mr. Montelione and HHI, and that Mr. Montelione does not possess any "confidential information," as such term is defined under the prior Employment Agreement, that does or could relate to the UIS Companies. In consideration of the foregoing, HHI received Two Hundred Thousand (200,000) shares of the Company's Common Stock, One Hundred Thousand (100,000) of such shares are subject to certain restrictions upon transferability, imposed by the Company, for a twenty-four
(24) month period from November 17, 1997. Under the terms of the Agreement with HHI, the Two Hundred Thousand (200,000) shares received by HHI are being registered in the registration statement of which this Prospectus forms a part. Mr. Montelione will remain a Director, and principal shareholder of HHI. Mr. Montelione is also a six (6%) percent shareholder of the

Company and a member of the Oversight Committee.

         On January 5, 1998, the Company issued 125,000 shares of common stock of the Company to Capital Communications, Ltd. ("Capital") in consideration for services to be rendered by Capital to the Company pursuant to the terms of a twelve month consulting agreement. Under the terms of the consulting agreement, Capital will assist and advise the Company in investor communications and financial and investor public relations. The Company granted Capital certain piggy-back registration rights with respect to the common stock; however, Capital has agreed not to sell the shares until March 1, 1999 or the termination of the Consulting Agreement without the prior consent of the Company.

         On March 12, 1998, the Company granted warrants (the "PSG Warrants") to purchase an aggregate of 225,000 shares of Common Stock of the Company at an exercise price of $6.50 per share to Preferred Securities Group, Inc. ("PSG") pursuant to the terms of a twelve month Consulting Agreement between the Company and PSG. Under the terms of the consulting agreement, PSG will provide certain corporate financing consulting services to the Company. Beginning on June 10, 1998, 22,500 of the PSG Warrants will vest each month for the consecutive ten
(10) month period.

         On April 8, 1998, the Company entered into a Client Services Agreement with Continental Capital & Equity Corporation ("Continental"). Pursuant to the terms of the Agreement, the Company granted Continental options to purchase an aggregate of 100,000 shares of Common Stock, with 50,000 of such options exercisable at $9.00 per share and the remaining 50,000 options exercisable at $12.00 per share. The exercise period commences on the date this Registration Statement becomes effective and for a period of one year thereafter.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit No.    Description of Exhibits

2.1                        Reorganization Agreement by and among Seaton Group, Inc., United Information Systems, Inc., UIS
                           Industrial LTDA, and the Shareholders of United Information Systems, Inc. and UIS Industrial LTDA
                           dated November 17, 1997 (the "Reorganization Agreement").(1)

2.2                        Amendment No. 1 to the Reorganization Agreement dated November 21, 1997.(1)

3.1                        Articles of Incorporation of The Oceana Group, Inc. dated February 10, 1986.(1)

3.2                        Certificate of Amendment to the Certificate of Incorporation of The Oceana Group, Inc.
                           dated March 20, 1992 filed March 23, 1992.(1)

3.3                        Certificate of Amendment to the Certificate of Incorporation of Classic Video Theatre,
                           Inc. dated May 2, 1996 filed May 10, 1992.(1)

3.4                        Certificate of Amendment to the Certificate of Incorporation of Seaton Group, Inc.
                           dated May 2, 1996 filed May 13, 1996.(1)

                                      II-4

3.5                        Certificate of Amendment to the Certificate of Incorporation of Seaton Group, Inc.
                           filed November 18, 1997.(1)

3.6                        Certificate of Designation of Series C Convertible Preferred Stock dated November 18,
                           1997.(1)

3.7                        Certificate of Elimination of Series A&C Convertible Preferred Stock of Seaton Group,
                           Inc. filed November 18, 1997.(1)

3.8                        Certificate of Amendment to the Certificate of Incorporation of Seaton Group, Inc.
                           filed December 3, 1997.(1)

3.9                        Bylaws of The Oceana Group(1)

4.1                        Form of Common Stock Certificate(2)

5.                         Opinion of Dreier & Baritz, L.L.P. as to the validity of the securities being registered(2)

10.1                       Agreement between Seaton Group, Inc., Hirel Holdings, Inc. and Hirel Marketing, Inc.
                           dated November 17, 1997.(1)

10.2                       Amendment to Agreement between Seaton Group, Inc., Hirel Holdings, Inc. and Hirel
                           Marketing, Inc. dated November 17, 1997.(1)

10.3                       Agreement between Seaton Group, Inc., Hirel Holdings, Inc. and Vincent Montelione
                           dated December 1, 1997.(1)

10.4                       Consulting Agreement between Seaton Group, Inc. and 2M Capital Corp. dated November
                           17, 1997.(1)

10.5                       Amendment to Consulting Agreement between Seaton Group, Inc. and 2M Capital Corp.
                           dated November 17, 1997.(1)

10.6                       Indemnification Agreement between Seaton Group, Inc. and United Information Systems,
                           Inc. and UIS Industrial Ltda. dated November 17, 1997.(1)

10.7                       Employment Agreement between Seaton Group, Inc. and Carlos Maia dated November 17,
                           1997.(1)

10.8                       Consulting Agreement between United Information Systems, Inc. and
                           Preferred Securities, Inc. dated April 13, 1998.(1)

10.9                       Consulting Agreement between  United Information Systems, Inc. and
                           Capital Communications, Ltd. dated January 5, 1998.(1)

                                      II-5

10.10                      Client Service Agreement between Continental Capital & Equity Corp.
                           and United Information Systems, Inc. dated April 8, 1998.(1)

10.11                      Voting Trust Agreement between Carlos Maia and Jorge Miguel Maia. (2)

10.12                      Investment Banking Services Agreement between United Information Systems, Inc.
                           and JCA Investment Banking dated March 12, 1998.(1)

22.                        Subsidiaries(1)

23.1                       Consent of Spear, Safer, Harmon and Co.(1)

23.2                       Consent of Dreier & Baritz, L.L.P. [included as part of Exhibit 5.](2)

27.                        Financial Data Schedule(1)


----------------

1.       Filed herewith.
2.       To be filed.


Item 17.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which:

                  (i) includes any prospectus required by section 10(a)(3) of the Securities Act of 1993;

                  (ii) reflects in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) (i) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on the _____ day of May, 1998.

                                   UNITED INFORMATION SYSTEMS, INC.


                                   By:      /s/ Carlos Maia
                                            ------------------------------------
                                            Carlos Maia, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                    Title                              Date
         ---------                                    -----                              ----

                                            Chairman of the Board and
                                            Chief Executive Officer
/s/ Carlos Maia                             (Principal Executive Officer)           May ___, 1998
--------------------------------
Carlos Maia


/s/ Saul Maia                               President and Director                  May ___, 1998
----------------------------------
Saul Maia

                                            Chief Financial Officer,
                                            Treasurer and Director
/s/ William Cuervo                          (Principal Accounting Officer)          May ___, 1998
--------------------------------
William Cuervo